Exhibit 10.2

ASSET PURCHASE AGREEMENT
by and among
CELADON TRUCKING SERVICES, INC.,
CELADON LOGISTICS SERVICES, INC., and
HYNDMAN TRANSPORT LIMITED
as Sellers,
and
TA DISPATCH, LLC
as Buyer
Dated as of April 15, 2019
and
Effective as of April 1, 2019

ASSET PURCHASE AGREEMENT
This Asset Purchase Agreement (this “Agreement”) is executed and delivered as of April 15, 2019 (the “Closing Date”), by and among (i) TA Dispatch, LLC, an Alabama limited liability company (“Buyer”); (ii) Celadon Trucking Services, Inc., a New Jersey corporation (“CTSI”); (iii) Celadon Logistics Services, Inc., a Delaware corporation (“CLSI”); and (iv) Hyndman Transport Limited, an Ontario corporation (“Hyndman” and each of CTSI, CLSI, and Hyndman, a “Seller,” and collectively, “Sellers”), to be effective as of the Effective Time.  Celadon Group, Inc., a Delaware corporation (“CGI”), is also entering into this Agreement for the limited purposes described herein.  Capitalized terms used herein have the meanings set forth in Article 6 below or elsewhere in this Agreement.
WHEREAS, Sellers collectively own the rights, operations, and assets required to operate the business known as “Celadon Logistics,” a non-asset based provider of transportation logistics and brokerage services, including freight consolidation, freight forwarding, transportation management and value-added warehousing (the “Business”);
WHEREAS, subject to the terms and conditions in this Agreement, Buyer desires to purchase from Sellers, and Sellers desire to sell, assign, transfer, and convey to Buyer, the rights, operations, and assets associated with the Business, for the consideration described herein; and
NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
ARTICLE 1
PURCHASE AND SALE
1.01          Purchased Assets. Subject to the terms and conditions in this Agreement, effective as of 12:01 a.m. Eastern Time on April 1, 2019 (the “Effective Time”), Sellers hereby sell, convey, assign, transfer, and deliver to Buyer (other than the Excluded Assets), free and clear of all Liens other than Permitted Liens, and Buyer hereby purchases and assumes from Sellers, the following (collectively, the “Purchased Assets”):
(a)            All of the rights, title, interest and assets of CTSI set forth on Schedule1.01(a) (the “CTSI Purchased Assets”);
(b)            All of the rights, title, interest and assets of CLSI set forth on Schedule 1.01(b) (the “CLSI Purchased Assets”); and
(c)            All of the rights, title, interest and assets of Hyndman set forth on Schedule 1.01(c) (the “Hyndman Purchased Assets”).
1.02          Excluded Assets. Notwithstanding anything to the contrary in this Agreement, Sellers shall not sell, convey, assign, transfer, or deliver, and Buyer shall not purchase or assume, any assets of Sellers other than the Purchased Assets.

1.03          Assumed Liabilities. Subject to the terms and conditions in this Agreement, effective as of the Effective Time, Buyer hereby assumes, and agrees to pay, perform, and discharge, the following Liabilities (collectively, the “Assumed Liabilities”):
(a)            All obligations arising under or pursuant to each of the Contracts (or portion thereof or certain rights thereunder) to be assumed by Buyer as part of the Purchased Assets (collectively, “Assumed Contracts”) to be assumed by or transferred to Buyer as part of the Purchased Assets, in each case, attributable to periods of time occurring after the Effective Time which do not relate to any breach, default, or violation by the applicable Seller under such Assumed Contract or permit on or prior to the Effective Time;
(b)            All Liabilities attributable to periods of time arising or occurring after the Effective Time and resulting from termination of employment with Buyer of any employee of any Seller (including any Business Employee (as hereinafter defined)) that is hired by Buyer as an employee (but only to the extent such Liabilities relate to the period of time such employee is employed by Buyer and not as a result of any Contracts or other Liabilities attributable to the time period such employee was employed by Seller);
(c)            All Liabilities set forth on Schedule 1.03(c); and
(d)            All other Liabilities and obligations relating in any manner to or arising out of the Purchased Assets, the Assumed Liabilities, or the operation of the Business, of whatever kind or nature, arising after the Effective Time, whether primary or secondary, direct or indirect, known or unknown, asserted or unasserted, accrued or unaccrued, absolute or contingent, liquidated or unliquidated, due or to become due, and whether contractual, statutory, or tortious, based upon any theory of successor liability or otherwise.
Notwithstanding anything to the contrary contained in this Agreement or any documents executed in connection with this Agreement or the transactions contemplated hereby, and regardless of whether disclosed in the disclosure schedules attached hereto or otherwise, Sellers will not in any way be responsible for any Assumed Liabilities. Buyer shall pay, perform, and discharge the Assumed Liabilities.
1.04          Excluded Liabilities.  All Liabilities of Sellers and their Affiliates other than the Assumed Liabilities, whether primary or secondary, direct or indirect, known or unknown, asserted or unasserted, accrued or unaccrued, absolute or contingent, liquidated or unliquidated, due or to become due, and whether contractual, statutory, or tortious, based on any theory  of successor liability, or otherwise shall be deemed to be, collectively, the “Excluded Liabilities.” Notwithstanding anything to the contrary contained in this Agreement or any documents executed in connection with this Agreement or the transactions contemplated hereby, and regardless of whether disclosed in the disclosure schedules attached hereto or otherwise, Buyer will not assume or in any way be responsible for any Excluded Liabilities. Sellers shall pay, perform, and discharge the Excluded Liabilities.  For avoidance of doubt, except for the Assumed Liabilities, all Liabilities and obligations, including Liabilities for Taxes, relating in any manner to or arising out of the Purchased Assets or the operation of the Business, of whatever kind or nature, arising on or prior to the Effective Time, whether primary or secondary, direct or indirect, known or unknown, asserted or unasserted, accrued or unaccrued, absolute or contingent, liquidated or unliquidated, due or to become due, and whether contractual, statutory, or tortious, based upon any theory of successor liability or otherwise, shall be Excluded Liabilities.

1.05          Purchase Price.  In consideration of the conveyance, transfer, and assignment of all the Purchased Assets and the rights and benefits conferred herein, Buyer shall pay to Sellers on the date hereof, the aggregate amount of $64,250,000 (the “Closing Purchase Price”), subject to adjustment pursuant to the Purchase Price Adjustment as provided in Section 1.08 (the “Purchase Price”). The Closing Purchase Price shall be paid on the date hereof by wire transfer of immediately available funds or otherwise as follows:
(a)            To the holders of Liens on the Purchased Assets as specified in the payoff letters from such holders of Liens (the “Payoff Letters”), the amounts specified in the Payoff Letters in accordance with the wire transfer instructions set forth in the Payoff Letters, which are attached to Schedule 1.05(a), and to the other Persons set forth in Schedule 1.05(a), the amounts set forth by their respective names on such Schedule;
(b)            $642,500 of the Closing Purchase Price shall be held back by Buyer (the “Indemnity Holdback Amount”)  for the purpose of securing the obligations of Sellers contained in Article 5 and the obligations of Sellers for their portion of the retention obligations under the R&W Policy in accordance with Section 4.04 and the R&W Policy, for a period of eighteen (18) months from the Closing, and $250,000 of the Closing Purchase Price shall be held back by Buyer as security for the payment of the Working Capital Adjustment in accordance with Section 1.08 (the “WC Holdback Amount” and together with the Indemnity Holdback Amount, the “Holdback Amount”); and
(c)            The balance of the Closing Purchase Price (being the Closing Purchase Price less the amounts described in Sections 1.05(a) and (b) above) to Sellers in accordance with the wire transfer instructions set forth on Schedule 1.05(c).
1.06          Allocation. Buyer shall provide Sellers with a proposed allocation within sixty (60) days of the Closing Date. Within ninety (90) days following the Closing Date, the parties shall agree on an allocation of the Purchase Price for Tax purposes. The parties shall thereafter make consistent use of such allocation for all purposes, including all Tax filings, declarations, and reports with the Internal Revenue Service. Buyer shall prepare and deliver Internal Revenue Service Form 8594 to Sellers within ninety (90) days after the date hereof and such form shall be timely filed by both Buyer and Sellers with the Internal Revenue Service.
1.07          Closing Deliveries.
(a)            At the closing of the transactions contemplated hereby (the “Closing”) on the date hereof, Sellers shall deliver or cause to be delivered to Buyer, or the party so designated, the following:
(i)	Possession and the right of ownership and operation of the Purchased Assets;
(ii)	A bill of sale or bills of sale for the Purchased Assets, duly executed by each Seller;

(iii)
A lease agreement (each, a “Lease Agreement,” and collectively, the “Lease Agreements”) for each of the properties listed on Schedule 1.07(a)(iii), duly executed by Celadon Realty, LLC, a Delaware limited liability company or a Seller, as applicable;

(iv)	Duly executed copies of each assignment and sublease listed on Schedule 1.07(a)(iv) (collectively, the “Assignments and Subleases”);
(v)	Duly executed copies of each third-party consent listed on Schedule 1.07(a)(v);
(vi)	Lien releases in a form acceptable to Buyer from any third party with a Lien on the Purchased Assets;
(vii)	A duly executed copy of the Transition Services Agreement (the “TSA”);
(viii)	A duly executed copy of the Capacity Solutions Agreement, duly executed by each Seller and CGI (the “CSA”);
(ix)	A duly executed copy of each of the Independent Agent Agreement and the Co-Brokerage Agreement, duly executed by each of CLSI and CTSI (the “Agency Agreements”);
(x)	A duly executed copy of the Assignment and Assumption Agreement (the “Assignment and Assumption Agreement”);
(xi)	Duly executed copies of the Employment Agreement with Jay Frieden and the Consulting Agreement with Jon Russell (collectively, the “Employment/Consulting Agreements”);
(xii)	To the Carrier of the R&W Insurance Policy, an amount equal to Sellers’ portion of the R&W Policy Costs in accordance with Section 4.04;
(xiii)
A duly completed and executed certificate in the form provided for in Treasury Regulation Section 1.1445-2, certifying that each Seller is not a “foreign person” within the meaning of Section 1445 of the Code;

(xiv)	A duly completed and executed IRS Form W-9 certifying that each Seller is a “U.S. person” and is not subject to United States backup withholding; and
(xv)
All other documents, instruments, certificates, and agreements, if any, required by any other provision of this Agreement or reasonably requested by Buyer in connection with the transactions contemplated hereby.

(b)         On the date hereof, Buyer shall deliver or cause to be delivered to Sellers, or the party so designated, the following:
(i)	The Closing Purchase Price, payable as set forth in Section 1.05;

(ii)	Duly executed copies of the Lease Agreements;
(iii)	Duly executed copies of the Assignments and Subleases;
(iv)	A duly executed copy of the TSA;
(v)	A duly executed copy of the CSA;
(vi)	A duly executed copy of the Agency Agreements;
(vii)	A duly executed copy of the Assignment and Assumption Agreement;
(viii)	To the Carrier of the R&W Insurance Policy, an amount equal to Buyer’s portion of the R&W Policy Costs in accordance with Section 4.04;
(ix)	To the Sellers, a copy of the binder agreement with respect to the R&W Policy between Buyer and the Carrier dated on or about the date hereof; and
(x)
   All other documents, instruments, certificates, and agreements, if any, required by any other provision of this Agreement or reasonably requested by Sellers in connection with the transactions contemplated hereby.

1.08          Working Capital Requirement.
(a)          Sellers hereby represent and agree that the Working Capital of the Business as of the Effective Time equals $15,635,109 (the “Working Capital Target”), plus $1,000,000 (the “Working Capital Surplus Threshold”) or minus $500,000 (the “Working Capital Deficit Threshold”). As used herein, “Working Capital” shall mean the amount by which the aggregate of “Total Current Assets” exceeds the aggregate of the “Total Current Liabilities.”  “Total Current Assets” shall mean all of the types of current assets reflected and as calculated in the Business’s balance sheet included in the Most Recent Financial Statements (as hereinafter defined). “Total Current Liabilities” shall mean all of the types of current liabilities reflected and as calculated in the Business’s balance sheet included in the Most Recent Financial Statements.  Working Capital shall be determined in the same manner as the calculation of the Working Capital Target as set forth and using the methodologies as described on Schedule 1.08(a).  Except as noted on such Schedule, Working Capital and Working Capital Target shall be determined in accordance with GAAP. Notwithstanding anything to the contrary herein, the calculation of Working Capital shall not include assets or liabilities, including any amounts receivable or amounts due or payable, relating to Capacity Solutions or intercompany transactions.
(b)          On or before the date that is sixty (60) days following the Effective Time, Buyer shall prepare a schedule setting forth Buyer’s determination of Working Capital as of the Effective Time (the “Working Capital Schedule”) in accordance with the methodology shown on Schedule 1.08(a) and shall deliver the Working Capital Schedule to Sellers.  Buyer shall make the work papers and back-up materials used in calculating the Working Capital Schedule and appropriate personnel of Buyer available to Sellers, their accountants and other representatives in connection with their review.

(c)          Within thirty (30) days after Buyer’s delivery of the Working Capital Schedule, Sellers shall deliver written notice (the “Working Capital Dispute Notice”) to Buyer of any dispute or objection to the Working Capital Schedule, specifying in reasonable detail any contested amounts and the basis therefor, its alternative calculation and proposed amount for each disputed item, and all supporting documentation for each disputed item.  Any amounts not disputed in the Working Capital Dispute Notice (if one is delivered) shall be deemed to be accepted by Sellers as final.  The Working Capital as of the Effective Time, as finally determined pursuant to Section 1.08 and Section 1.09, is referred to herein as the “Final Working Capital.”
(d)          Within ten (10) Business Days after the determination of the Final Working Capital:
(i)
If the Final Working Capital is less than the Working Capital Target minus the Working Capital Deficit Threshold, Sellers and CGI shall be jointly and severally obligated to pay to Buyer an amount, by wire transfer of immediately available funds, equal to (A) the Working Capital Target, less (B) the Final Working Capital; provided, however, that to the extent of the WC Holdback Amount, such payment shall be made by Buyer retaining such amount from and reducing the amount of the WC Holdback Amount, with Sellers and CGI responsible for any amounts in excess of the WC Holdback Amount; or

(ii)
If the Final Working Capital is greater than the Working Capital Target plus the Working Capital Surplus Threshold, Buyer shall pay to Sellers an amount, by wire transfer of immediately available funds, equal to (A) the Final Working Capital, less (B) the Working Capital Target.

The payment and adjustment contemplated by this Section 1.08 shall be referred to as the “Purchase Price Adjustment”. Following the determination of the Final Working Capital and settlement of any amounts out of the WC Holdback Amount, Buyer shall pay to Sellers the balance of the WC Holdback Amount, if any, such amount to be payable at the time of the payments set forth in Section 1.08(d)(i) and (ii) above. For the avoidance of doubt, if the Final Working Capital is less than the Working Capital Target plus the Working Capital Surplus Threshold but greater than the Working Capital Target minus the Working Capital Deficit Threshold, there shall be no Purchase Price Adjustment and Buyer shall pay to Sellers the WC Holdback Amount within ten (10) Business Days after the determination of the Final Working Capital.
While Sellers shall be obligated to pay Buyer any amounts required pursuant to Section 1.08(d)(i) (other than amounts subject to the WC Holdback Amount), if Sellers do not pay such amount in accordance with the terms of this Section or otherwise refuse to pay such amount, Buyer shall at its option be able to offset such amount against the Indemnity Holdback Amount, in which case Sellers shall be obligated to replenish the amount so offset against the Indemnity Holdback Amount, and Buyer may also seek any other remedy available hereunder for the payment of such required amount to Buyer.

1.09          Disputed Amounts.
(a)            If a Working Capital Dispute Notice is delivered, then the parties shall each use their commercially reasonable efforts to resolve the dispute and negotiate with each other in good faith to reach a satisfactory resolution.  If the parties are unable to resolve any dispute set forth in a Working Capital Dispute Notice within thirty (30) days, then any amounts remaining in dispute shall be submitted to RSM US LLP, or if such accounting firm is unable or unwilling to serve, to a mutually acceptable independent, certified public accounting firm (the “Accountants”).  The determination by the Accountants shall be limited to the amounts in dispute with respect to each disputed item as reflected in and based upon the Working Capital Schedule and the Working Capital Dispute Notice and shall not involve the Accountants’ independent review.  Any determination by the Accountants shall not be outside the range of each disputed item as defined by and reflected in Buyer’s and Sellers’ proposed adjustments thereto and such determination shall be final, binding and non-appealable upon the parties.  The fees and expenses of the Accountants acting under this Section 1.09(a) shall be borne by Sellers in the proportion that the aggregate dollar amount of such disputed items submitted to the Accountants that are unsuccessfully disputed by the Sellers (as finally determined by the Accountants) bears to the aggregate dollar amount of such items so submitted, and the balance of such fees and expenses shall be borne by Buyer.
(b)           Each of the parties agrees that the dispute resolution provisions set forth in this Section 1.09 of this Agreement constitute the exclusive mechanism by which disputes relating to the Working Capital Schedule and payment of the amounts set forth in Section 1.08(d) shall be resolved.  Accordingly, each of the parties agrees not to sue any other party or become a party to a lawsuit on the basis of any claims of any type relating to such matters following the Effective Time.  Each of the parties understands that any violation of this covenant not to sue will entitle the other parties to apply for, and receive, an injunction to restrain any such violation.  Notwithstanding the foregoing, but subject to Section 5.07, the parties acknowledge that this provision does not limit Buyer’s or Sellers’ remedies or ability to make claims for breaches of representations and warranties under Article 5.
1.10          Third Party Consents.  Buyer and Sellers acknowledge that, except as expressly set forth on Schedule 1.07(a)(v), no third-party consents respecting the assignment of any Purchased Assets will be obtained prior to the Effective Time, including, without limitation, any consent of another Person that may be required under any Contract or Permit constituting a Purchased Asset. To the extent that Sellers’ rights under any Contract or Permit constituting a Purchased Asset, or any other Purchased Asset, may not be assigned to Buyer without the consent of another Person which has not been obtained prior to the Effective Time, neither this Agreement nor any assignment or other document executed in connection herewith shall constitute an agreement to assign the same if an attempted assignment would constitute a breach thereof or be unlawful unless and until such consent is obtained or Buyer has entered into a new Contract with the other party thereto or obtained its own Permit. Sellers will cooperate with Buyer, as set forth in and to the extent required by the CSA, the TSA and the Agency Agreements, to obtain any such third-party consents after the Effective Time. If any such consent shall not be obtained or if any attempted assignment would be ineffective or would impair Buyer’s rights in, to and under the Purchased Assets in question such that Buyer would not in effect acquire the benefit (including the economic benefit thereunder) of all such rights, Sellers shall cooperate, to the maximum extent permitted by Legal Requirements and the Purchased Assets and otherwise in accordance with the CSA, the TSA and the Agency Agreements, with Buyer in any agency or other reasonable arrangement designed to obtain or provide such benefits (including the economic benefit thereunder) to Buyer. Subject to the foregoing, Buyer agrees that, notwithstanding anything to the contrary herein, any Seller’s failure to obtain a third-party consent except those expressly set forth on Schedule 1.07(a)(v), including, without limitation, any consent of another Person that may be required under any Contract or Permit constituting a Purchased Asset, (a) shall not be deemed to be a violation of any representation or warranty contained in this Agreement (including, without limitation, any representation or warranty set forth in Section 2.02(b)), (b) shall not be subject to a right of Buyer to recover against any Seller hereunder (including, without limitation, against the Indemnity Holdback Amount or otherwise under Article 5), and (c) shall be subject to and governed by the CSA, the TSA, and the Agency Agreements.

ARTICLE 2
REPRESENTATIONS AND WARRANTIES OF SELLERS
Sellers, jointly and severally, represent and warrant to Buyer as follows as of the date hereof:
2.01          Organization; Power and Authority.
(a)            Each Seller is duly organized, validly existing, and in good standing under the laws of the state of organization set forth opposite its name on Schedule 2.01. Each Seller is qualified or licensed to transact business as a foreign Person and is in good standing in each of those jurisdictions set forth on Schedule 2.01, which constitute all of the jurisdictions in which the ownership or leasing of its assets or property used in the Business or the conduct of the Business as presently conducted requires it to qualify, except where the failure to be so qualified, individually or in the aggregate, reasonably would not be expected to result in a Material Adverse Change.
(b)            Each Seller has the full power and authority to conduct its business, own the properties it owns, and execute, deliver, and perform this Agreement and the other documents related thereto or entered into in connection with this Agreement to which it is a party. Sellers have made available to Buyer copies of each Seller’s articles of incorporation, bylaws, or similar organizational documents as currently in effect.
2.02          Enforceability; Authority; No Conflict.
(a)            This Agreement and the other documents entered into and delivered in connection with this Agreement (collectively, the “Ancillary Documents”) have been duly executed and delivered by be each Seller party thereto and constitute the legal, valid, and binding obligations of each Seller party thereto, enforceable against each of them in accordance with their terms, subject to bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditor’s rights and remedies generally and to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).  Each Seller has the requisite right, power, and authority to execute and deliver this Agreement and the other Ancillary Documents to which it is a party and to perform its obligations hereunder and thereunder, and such action has been duly authorized by all necessary corporate or limited liability company action of each Seller.
(b)          Except as set forth on Schedule 2.02(b), neither the execution and delivery of this Agreement or the Ancillary Documents to which any Seller is a party nor the consummation or performance of the transactions contemplated hereby by any Seller will, directly or indirectly (with or without notice or lapse of time), (i) contravene, violate, or conflict with any provision of any of the governing documents of any Seller; (ii) afford any Person the right to challenge the transactions contemplated hereby or to exercise any remedy or obtain any relief under any Legal Requirements to which any Seller is subject; (iii) contravene, conflict with, or result in a violation or breach of any of the terms or requirements of, or give any governmental body the right to revoke, withdraw, suspend, cancel, terminate, or modify, any material governmental authorization that is part of the Purchased Assets; (iv) subject to Section 1.10, contravene, conflict with, or result in a violation or breach of any of the terms or requirements of, or give any third Person the right to revoke, withdraw, suspend, cancel, terminate, or modify, or trigger any penalty, right or change of control or assignment penalty or fee under, any Contract or other asset that is a Purchased Asset; (v) result in the imposition or creation of any Lien (other than Permitted Liens) upon or with respect to any of the Purchased Assets; or (vi) contravene, conflict with, or result in a violation or breach of any Legal Requirements to which Sellers or their Affiliates are subject.

(c)             Except as set forth on Schedule 2.02(c), no Seller is required to give any notice to or obtain any consent from any Governmental Authority in connection with the execution and delivery of this Agreement and the Ancillary Documents or the consummation or performance of the transactions contemplated hereby and thereby.
2.03          Financial Statements.
(a)            Sellers have made available to Buyer the unaudited balance sheet and income statements of the Business as of and for the six-month period ended December 31, 2018, and unaudited profit and loss statements for the periods ending June 30, 2016, 2017 and 2018 (the “Financial Statements” and the Financial Statements for the six-month period ended December 31, 2018, the “Most Recent Financial Statements”).  The Financial Statements, including the balance sheet referred to in Section 1.08(a), were prepared in good faith and fairly present the financial position of the Business at the dates specified therein and the results of operations for the periods covered thereby. The Financial Statements present in all material respects, to the Sellers’ Knowledge, a fair and accurate review of the Business for such respective time periods. The Sellers do not maintain separate financial statements of the Business. In certain operational areas, the Business is dependent upon centralized functional activities of the Sellers. The Financial Statements are presented on a carve-out basis and do not necessarily reflect what the Financial Statements would have been had the Business not received centralized corporate services from the Sellers and their Affiliates. Carve-out financial information and statements involve allocations and estimates and do not include all year-end adjustments, or footnote disclosures required to present the financial statements in conformity with GAAP. The Financial Statements are extracted from the financial statements of the Sellers, whose financial statements are prepared in accordance with GAAP in all material respects.
(b)           Except as set forth on Schedule 2.03(b), Sellers do not have any Liabilities relating to the Purchased Assets and the Assumed Liabilities other than (i) liabilities or obligations shown on the most recent Financial Statements, (ii) liabilities incurred in the ordinary course of business consistent with past practice since the date of the most recent Financial Statements, (iii) liabilities taken into consideration in the calculation of Purchase Price Adjustment, and (iv) liabilities disclosed in the other Schedules.

(c)            The Sellers, on a consolidated basis with CGI and its other consolidated Subsidiaries, are now solvent, and at the time of and immediately after giving effect to the transactions contemplated by this Agreement and the Ancillary Documents, will be solvent. No transfer or transaction is being made in connection herewith or with any transactions contemplated by any Ancillary Documents with the actual intent to hinder, delay or defraud either present or future creditors of the Sellers.  Neither the Sellers nor CGI have made any voluntary petition, application, assignment or proposal under Legal Requirements relating to insolvency or bankruptcy, and no bankruptcy petition, application or similar proposal has been filed or presented against the Sellers or CGI, and neither the Sellers nor CGI have any present intent to file any such petition, application, assignment or proposal and are not currently contemplating the same.
2.04          Absence of Material Adverse Changes. Since the date of the most recent Financial Statements, the Business has operated in the ordinary course, and the Business has not experienced, and there has not been any event, occurrence, development or state of circumstances that individually or in the aggregate could reasonably be expected to result in any Material Adverse Change. Except as set forth on Schedule 2.04, since June 30, 2018, the Sellers have operated the Business in the ordinary course of business consistent with past practice in all material respects, and have not:
(a)            sold, leased, assigned or transferred any material portion of its Business assets, or entered into any Contract or letter of intent with respect thereto;
(b)            made commitments for capital expenditures relating to the Business or the Purchased Assets in excess of $50,000 in the aggregate;
(c)            granted any license or sublicense of, assigned, transferred, abandoned, allowed to lapse or otherwise disposed of any material rights under or with respect to any Purchased Asset or right with respect to the Business that is material to the Business, other than in the ordinary course of business;
(d)            to Sellers’ knowledge, suffered any event of damage, destruction, casualty loss or claim affecting the assets, properties or business of the Business or the Purchased Assets and exceeding $100,000 individually or $200,000 in the aggregate, in either case, whether or not reserved or covered by insurance;
(e)            granted any increase other than in the ordinary course of business in the amount of compensation, benefits, bonus, change in control, retention or severance pay payable or potentially payable to any of the Business Employees or independent contractors engaged in the Business or adopted, materially amended or terminated any Benefit Plan with respect to the Business;
(f)            other than in accordance with GAAP, made any material change in accounting, auditing or tax reporting methods, policies or practices with respect to the Business or utilized in the preparation of the Financial Statements;
(g)            received a complaint or notice of any event that has occurred, or to Sellers’ knowledge, otherwise become aware of any event has occurred, that calls into question or that reasonably would reasonably  be expected to have a Material Adverse Change on any Permit necessary for the Sellers to conduct the Business as currently conducted and to own and operate the Purchased Assets;

(h)           accelerated or changed any of its practices, policies, procedures or timing of the billing of customers or the collection of its accounts receivable, pricing and payment terms, cash collections, cash payments or terms with suppliers and vendors, the result of which reasonably would be expected to result in a Material Adverse Change; or
(i)            committed to do any of the foregoing.
To the knowledge of Sellers, there has not been any event, occurrence, development or state of circumstances that would cause any of the representations and warranties of Sellers contained in Article 2 of this Agreement to fail to be true and correct in all material respects (unless any such representation or warranty is qualified by the use of the term “Material Adverse Change” or by the word “material” or any word formed from such words, in which case, such representation or warranty shall be true and correct in all respects) as of the Closing Date, assuming that the Effective Date was the same as the Closing Date for purposes of this sentence.
2.05          Condition of and Title to Assets.
(a)            Each Seller has sole and exclusive, good and valid title to, or in the case of property held under a lease or other Contract, an enforceable leasehold interest in, or license or right to use, all of its properties, rights, and assets, whether real or personal and whether tangible or intangible, to be conveyed by it and included in the Purchased Assets.  Except as set forth on Schedule 2.05 or as covered by the TSA, the Purchased Assets and Lease Agreements comprise all of the material assets, properties, and rights that are necessary to conduct the Business in the same manner as presently conducted in all material respects. All of the Purchased Assets owned by Sellers are owned free and clear of all Liens other than Permitted Liens and Liens relating to indebtedness that has been paid off, released and discharged in full as of the Effective Time.
(b)            The personalty and fixed assets within the Purchased Assets are, in the aggregate, in good repair and condition in all material respects, reasonable wear and tear excepted.
2.06          Taxes.  Each Seller has filed or caused to be filed on a timely basis all material returns, reports, and other filings relating to all Taxes (collectively, “Tax Returns”) that are or were required to be filed with respect to any period ending on or prior to the Effective Time pursuant to applicable Legal Requirements.  All Tax Returns and reports filed prior to the Effective Time by each Seller are true, correct, and complete in all material respects.  Each Seller has paid, or made provision for the payment of, all material Taxes that have or will become due for all periods prior to the Effective Time covered by Tax Returns or requirements of applicable Tax Legal Requirements.  No Person has given written notice prior to the Effective Time of any alleged material deficiency or assessed any material additional Taxes for any period for which Tax Returns have been filed.  All material Taxes that each Seller is or was required by Legal Requirements to withhold, deduct or collect with respect to any period ending on or prior to the Effective Time have been duly withheld, deducted, and collected and, to the extent required, have been paid to the proper Person.

2.07          Compliance with Legal Requirements; Permits.
(a)             Except as set forth on Schedule 2.07(a), the Business is, and at all times within the immediately preceding two (2) years has been, operated in compliance in all material respects with each Legal Requirement that is or was applicable to the conduct or operation of the Business or the ownership or use of the Purchased Assets.  No Seller has received any written notice from any Person regarding any actual, alleged, possible, or potential violation of, or failure to comply with, any material Legal Requirement applicable to the operation of the Business or the ownership or use of the Purchased Assets.
(b)            Schedule 2.07(b) sets forth a true, complete and accurate list of all material licenses, approvals, permits, or authorizations from Governmental Authorities, including without limitation any and all FMCSA and DOT license numbers maintained or owned by the Sellers or utilized in the Business (collectively, the “Permits”) that are required to be obtained for the business and operations of the Business.  All material Permits that constitute Purchased Assets or that are utilized in the Business are valid and in full force and effect, the applicable Seller is materially in compliance with the respective requirements thereof, and no proceeding is pending or, to Sellers’ knowledge, threatened to revoke or amend any Permit.
2.08          Legal Proceedings; Orders.  Except as set forth in Schedule 2.08, there is no pending or, to Sellers’ knowledge, threatened action, claim, investigation, litigation, arbitration, or other proceeding (“Legal Proceedings”), or any resulting order, judgment, award, injunction, or other decree: (a) by or against any Seller that relates to or reasonably would be expected to materially affect the Business, any Business Employee (as hereinafter defined), or any of the Purchased Assets; or (b) that challenges, or that would have the effect of preventing, delaying, making illegal, or otherwise interfering with, the transactions contemplated by this Agreement.  There are no outstanding orders, decrees, or stipulations issued by any Governmental Authority in any proceeding to which any Seller is a party that continue to impose any obligations on the Purchased Assets.
2.09          Contracts; Assumed Contracts.
(a)            Sellers have made available to Buyer accurate and complete copies, together with all amendments, supplements, side letters, exhibits, schedules, and other attachments thereto, of each Assumed Contracts. No Seller is subject to any Contract, decree, order, or injunction that could reasonably be expected to materially restrict Buyer in the continued operation of the Business as currently conducted. Except as set forth on Schedule 2.09(a), the Sellers are not a party, or subject, to any of the following Contracts (each a “Material Contract”), in each case, relating to or involving the Business or the Purchased Assets:
(i)	any Contract relating to any completed or pending business acquisition or divestiture relating to or involving the Business since January 1, 2016;
(ii)
any bonus, stock, incentive, severance, retention, change of control, pension, profit sharing, retirement or other form of deferred compensation plan involving unpaid amounts, including any that would be satisfied by Sellers at Closing;

(iii)	any Contract with third-party common carriers or other transportation carriers;

(iv)	any Contracts with any customers for the brokerage of common carrier or other transportation services, including warehousing related services;
(v)
any Contract (A) for the employment of any Business Employee, (B) providing for the payment of any cash or other compensation or benefits upon the consummation of the transactions contemplated hereby, or (C) that provides severance or other benefits for any Business Employee or, in each case, that is otherwise not immediately terminable by the Sellers without cost or liability;

(vi)
any Contract under which the Sellers created, incurred or assumed any indebtedness (including any conditional sales Contract, sale-leaseback, or capitalized lease) relating to any of the Purchased Assets or the Business or mortgaging, pledging or otherwise granting or placing a Lien on any portion of any of the Purchased Assets or Business other than indebtedness subject to the Payoff Letters;

(vii)	any guaranty of any indebtedness relating to any of the Purchased Assets or the Business other than guaranties of indebtedness subject to the Payoff Letters;
(viii)
any lease or other Contract under which a Seller is lessee of or holds, occupies, operates or uses any personal property owned by any other Person and used in the Business, for which the annual rental or lease payments exceed $50,000;

(ix)
any lease or other Contract under which a Seller is lessor of or permits any third party to hold, occupy, operate or use any real or personal property used in the Business for which the annual rental or lease payments exceed $50,000;

(x)
any Contract or group of related Contracts with the same party for the purchase of products or services related to the Business, under which the undelivered balance of such products and services has a purchase price in excess of $50,000 (other than purchase orders for brokered carrier services or contract brokerage/carrier contracts entered into in the ordinary course of business);

(xi)
any Contract or group of related Contracts (other than customer contracts) with the same party for the sale of products or services related to the Business under which the undelivered balance of such products or services has a sales price in excess of $50,000;

(xii)	any Contract containing covenants that in any way purport to restrict the right of Sellers to engage in the Business;
(xiii)	any joint venture, partnership, franchise, joint marketing Contract or any other similar Contract (including sharing of profits, losses, costs or liabilities by the Business with any other Person);
(xiv)
any material Contract with respect to Intellectual Property used in the Business, including (A) any Contracts with current or former employees, consultants or contractors regarding the appropriation or non-disclosure of any material Intellectual Property used in the Business and (B) any license agreements related to the use of software used in the Business (other than license agreements for the use of generally commercially available off-the-shelf software involving total consideration of less than $50,000);

(xv)
any Contract under a Seller has made loans, investments or advances to any other Person related to the Business or the Purchased Assets, and such investments, advances or loans remain outstanding, except advancement of reimbursable ordinary and necessary business expenses made to directors, officers, employees, and independent contractors employed or engaged in the Business in the ordinary course of business;

(xvi)	any Contract with any Governmental Authority having an annual revenue or expense in excess of $50,000;
(xvii)	any Contract involving the payment of royalties or commissions to any other Person and involving remaining payments in excess of $50,000 after the Closing Date;
(xviii)	any Contract granting any exclusive rights with respect to services or Intellectual Property of the Business of any type or scope to any Person; or
(xix)
any amendment, supplement and modification (whether oral or written) in respect of any of the foregoing other than amendments, supplements and modifications entered into in the ordinary course of business.

(b)           With respect to each Contract that is an Assumed Contract or any Contract that will be subject to or that will be utilized as part of the TSA: (i) such Contract is valid, binding and in full force and effect in all material respects and is enforceable by the Sellers in accordance with its respective terms; and (ii) the Seller party thereto is not and, to Sellers’ Knowledge, no other party is in material breach or default under such Contract. The Sellers have not received any written notice of the intention of any party to terminate any Assumed Contract or Contract that will be subject to or that will be utilized as part of the TSA.
(c)            Attached hereto as Schedule 2.09(c) is a true and accurate copy of the Carrier Selection Guidelines of the Sellers describing the minimum qualifications applicable to all motor carriers with which the Sellers currently contracts for brokered transportation of freight and the procedures employed by the Business to confirm each such motor carrier’s compliance with such requirements (the “Carrier Selection Requirements”).
(d)            The Business has procedures in place to validate its contractual counterparties’ (including motor and common carriers) compliance with contractual obligations for insurance coverage, operating authority, safe operations, and other relevant factors.
2.10          Real Property.
(a)            Schedule 2.10(a) lists and describes in reasonable detail all Real Property (as defined below) and any associated leases and related documents (the “Leases”), including addresses. A Seller has, or Buyer will have pursuant to the Lease Agreements, a valid and subsisting interest (including a leasehold or subleasehold estate) in, and enjoys in all material respects peaceful and undisturbed possession of, all Real Property.

(b)            The Real Property comprises all of the real property and interests in real property used in, or otherwise related to, the Business as currently conducted.
(c)            With respect to the Real Property, (i) true, correct, and complete copies of the Leases have been made available to Buyer, (ii) except as set forth on Schedule 2.10(c), the applicable Seller has not assigned, sublet, transferred, mortgaged, deeded in trust, or encumbered or conveyed any interest in any Lease; (iii) there is no Legal Proceeding pending against the applicable Seller or Affiliate of Sellers, or to Sellers’ knowledge threatened, against the applicable Seller, Affiliate of Seller or any other Person that would reasonably be expected to interfere in any material respect with the quiet enjoyment of the Real Property subject to a Lease or that will be subject to a Lease Agreement after the Effective Time, (iv) there is no pending dispute with the landlord of the Real Property subject to a Lease or that will be subject to a Lease Agreement, and no Seller has received any notice alleging breach on the part of the applicable Seller of any of the covenants and or other obligations under any Lease, (v) Sellers are not in breach of any Leases, and to the knowledge of Sellers, no third party is in breach of any such Leases, and (vi) the Sellers have free and full access to and from all adjoining streets, roads and highways of all Real Property subject to the Leases or that will be subject to the Lease Agreements, and there is no pending or, to the knowledge of the Sellers, threatened action which would limit or impair such access. No Seller has received written notice that it is in violation of any Legal Requirements applicable to its interest in the premises demised under the Leases or other Real Property and its operations thereon, including, without limitation, any Environmental Laws or Employment Laws, and has no reason to believe that there are grounds for any claim or such violation.  No Seller has received notice of, and no Seller has knowledge of, any existing, pending or threatened building or development moratoria with respect to or affecting the Real Property or any other adverse information or fact that would reasonably be expected to adversely affect the property or the current use of it.
(d)           “Real Property” means the real property, buildings, structures, improvements, fixtures, or other interest used in the Business as currently conducted, including real property that is leased, subleased, licensed, or occupied by the Business as tenant, subtenant, licensee, or in such similar capacity under any Lease.
2.11          Employees.
(a)            Schedule 2.11(a) sets forth a list of each U.S. employee employed by a Seller in the Business as of March 31, 2019 (each, a “Business Employee,” and collectively, “Business Employees”).  Schedule 2.11(a) further sets forth the following information for each Business Employee, including each Business Employee on leave of absence or layoff status: name; job title; date of hiring or engagement; date of commencement of employment or engagement; current compensation paid or payable; sick and vacation leave that is accrued but unused; and whether such Business Employee is party to an employment agreement with a Seller.
(b)            No Seller is a party to any collective bargaining agreement relating to Business Employees, nor does any such agreement determine the terms and conditions of employment of any Business Employee.
(c)            Except pursuant to the express terms of any employment agreement identified on Schedule 2.11(a) or Schedule 2.11(c), there are no agreements, plans, or policies that would give rise to any severance, termination, change-in-control, or other similar payment to Employees as a result of the consummation of the transactions contemplated hereby.

(d)             Except as set forth on Schedule 2.11(d), no Business Employee has notified any Seller that (i) he or she intends to terminate his or her employment with the applicable Seller prior to the Effective Time or (ii) that he or she will refuse to accept employment with Buyer under any circumstances.
(e)             In the past two years, there has not been any, and there is no pending or, to the Knowledge of Sellers, threatened (i) union organizing campaign or other attempt to organize or establish a labor union, employee organization or labor organization involving or representing employees of Sellers or any independent contractor providing services to Sellers that relates to or involves the Business or the Business Employees or (ii) labor strike, labor dispute, walkout, work stoppage, slowdown or lockout involving Sellers that relates to or involves the Business or the Business Employees.
(f)              Sellers are in compliance in all material respects with all applicable Legal Requirements and Contracts concerning or pertaining to the Business Employees and any service contractors performing services to the Business, including any Legal Requirements governing or concerning terms and conditions of employment, discrimination, harassment, retaliation, wages, hours, occupational safety and health, employment practices, affirmative action, labor relations, immigration, temporary workers, independent contractors and plant closings or layoffs, and the Seller is not engaged in any unfair labor practice (“Employment Laws”).
(g)             Sellers have made available a true and complete list of each written pension, benefit, retirement, compensation, profit-sharing, deferred compensation, incentive, performance award, phantom equity, stock or stock-based, change in control, retention, severance, vacation, paid time off, fringe-benefit and other similar agreement, plan, policy, program or arrangement (and any amendments thereto), in each case whether or not reduced to writing and whether funded or unfunded, including each “employee benefit plan” within the meaning of Section 3(3) of ERISA, whether or not tax-qualified and whether or not subject to ERISA, in which any current Business Employee, independent contractor or consultant of the Business or any spouse or dependent of such individual, participates (each, a “Benefit Plan”). Other than any Liability or potential Liability to Buyer as a result of the transactions contemplated by this Agreement and the Ancillary Documents, to Sellers’ knowledge, (i) there is no current Liability to Buyer under such Benefit Plans, and (ii) Sellers do not reasonably expect that Buyer would incur Liability under such Benefit Plans.
2.12          Environment, Health, and Safety.
(a)            Each Seller is in compliance, in all material respects, with all Legal Requirements concerning pollution or protection of the environment, all Legal Requirements concerning public health and safety, and all Legal Requirements concerning employee health and safety, including in each case Legal Requirements relating to emissions, discharges, releases, or threatened release of pollutants, contaminants, or chemical, industrial, hazardous, or toxic materials or wastes (including petroleum and any fraction or derivative thereof) into ambient air, surface water, ground water, or lands, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or hauling of such substances (all of the foregoing, and including without limitation the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§ 9601 et seq.; the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976, as amended by the Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. §§ 6901 et seq.; the Federal Water Pollution Control Act of 1972, as amended by the Clean Water Act of 1977, 33 U.S.C. §§ 1251 et seq.; the Toxic Substances Control Act of 1976, as amended, 15 U.S.C. §§ 2601 et seq.; the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. §§ 11001 et seq.; the Clean Air Act of 1966, as amended by the Clean Air Act Amendments of 1990, 42 U.S.C. §§ 7401 et seq.; and the Occupational Safety and Health Act of 1970, as amended, 29 U.S.C. §§ 651 et seq., collectively, “Environmental Laws”), in each case, as it relates to the conduct or operation of the Business or the ownership or use of the Purchased Assets or the ownership or use of the Real Property by Sellers and its Affiliates, and no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand, or notice has been filed or commenced against any of them alleging any failure to so comply. Each Seller obtained and been in material compliance with all of the terms and conditions of all governmental authorizations required under all Environmental Laws as it relates to the conduct or operation of the Business or the ownership or use of the Purchased Assets or the ownership or use of the Real Property by Sellers or their Affiliates.

(b)            No Seller has material Liability (and, to Sellers’ knowledge, no Seller has handled or disposed of any substance, arranged for the disposal of any substance, exposed any employee or other individual to any substance or condition, or owned or operated any property or facility in any manner in violation of applicable Environmental Laws) for damage to any site, location, or body of water (surface or subsurface), for any illness of or personal injury to any employee or other individual, as a result of violation of any Environmental Laws, in each case, as it relates to the conduct or operation of the Business or the ownership or use of the Purchased Assets.
(c)            The Sellers have not received notice of any past or present events, conditions, circumstances, activities, practices, incidents, actions or plans that may interfere with or prevent continued material compliance with the permits, licenses and other authorizations referred to above or Environmental Law.
(d)            No asbestos or equipment containing polychlorinated biphenyls or leaking underground or above-ground storage tanks is contained in or located on any property owned, leased or controlled by the Sellers relating to or used in the Business, including the Real Property.
2.13          Relationships with Related Persons. Schedule 2.13 describes any Contracts, and financial relationships relating to the Business and/or the Purchased Assets, on the one hand, and any officer, director, shareholder, or Affiliate of Sellers, on the other hand.
2.14          Customers; Carriers.
(a)            Schedule 2.14 sets forth a list of the Business’s (i) largest fifty (50) customers for brokerage and logistics services by gross revenue for the twelve (12) months ended March 31, 2019, and (ii) largest thirty (30) customers for warehousing and transportation management services by gross revenue for the twelve (12) months ended March 31, 2019 (collectively, “Significant Customers”), along with the gross revenue for each such Significant Customer during each such period.  No Seller has received written or, to Sellers’ knowledge, any other notice from any Significant Customer that any of them intends, for any reason, to cease to do business or materially reduce the amount of business done with the Business, or to fail to do business with Buyer after the Effective Time or materially reduce the amount of business done with Buyer after the Effective Time (compared with the amount of business done during the most recent six (6) calendar months), and no Seller is aware of any reason that any Significant Customer may take any such action.

(b)          Schedule 2.14(b) sets forth a list of the Business’s largest fifty (50) transportation carriers for brokered transportation of freight by gross revenue for the twelve (12) months ended March 31, 2019 (collectively, “Significant Carriers”).  No Seller has received written or, to Sellers’ knowledge, any other notice from any Significant Carrier that any of them intends, for any reason, to cease to do business or materially reduce the amount of business done with the Business, or to fail to do business with Buyer after the Effective Time or materially reduce the amount of business done with Buyer after the Effective Time (compared with the amount of business done during the most recent six (6) calendar months), and no Seller is aware of any reason that any Significant Carrier may take any such action.
2.15	Receivables and Payables.
(a)           Accounts Receivable.  All of the accounts receivable that are part of the Purchased Assets and/or included in the Final Working Capital are valid, represent bona fide transactions, and arose in the ordinary course of business.  Schedule 2.15(a) sets forth a true, correct and complete schedule of the accounts receivable as of March 31, 2019, showing the amount of each receivable and an aging of amounts due thereunder.  Except as set forth in Schedule 2.15(a), all receivables that are reflected on such Schedule and, in respect of the following clauses (ii) and (iii), all accounts receivables which arose since the date thereof (in each case net of any reserves shown thereon or taken into account in the Final Working Capital), (i) are or will be valid, existing and collectible in a manner consistent with the Sellers’ past practice without resort to legal proceedings or collection agencies, (ii) represent or will represent monies due for goods sold and delivered or services rendered in the ordinary course of business, and (iii) are not or will not be subject to any refunds or adjustments or any defenses, rights of set-off, assignment, restrictions, security interests or other Liens other than Permitted Liens, other than loss claims, nominal cash discounts, and routine billing disputes in the ordinary course of business, none of which are reasonably expected to be material.
(b)            Accounts Payable.  The accounts payable of the Sellers reflected on Schedule 2.15(b), the Financial Statements and/or reflected in the Final Working Capital that are included in the Assumed Liabilities arose from bona fide transactions in the ordinary course of business, excluding any insider or related party transactions (except as noted therein). A true, correct and complete schedule of accounts payable of the Business as of March 31, 2019 is attached hereto as Schedule 2.15(b).
2.16          Insurance Policies. Sellers maintain the insurance policies set forth on Schedule 2.16 in connection with the operation of the Business and the Purchased Assets (the “Insurance Policies”).  Sellers have made available a true, complete and correct list of all individual claims made under each such Insurance Policy (or any predecessor policy) since June 30, 2017 relating to the Purchased Assets and the Business. All Insurance Policies and bonds with respect to the Purchased Assets and Business are in full force and effect and cover Liabilities arising, accruing or in which the event giving rise to such liabilities occurred prior to the Closing. No notice of cancellation, termination or reduction in coverage has been received with respect to any such Insurance Policy.  Sellers have not been refused any insurance with respect to the Business or the Purchased Assets.

2.17          Intellectual Property. Sellers have good and marketable title to or possesses adequate licenses or other valid rights to use all Intellectual Property used in the Business, free and clear of all Liens, and has paid all applicable maintenance fees, renewals or expenses related to such Intellectual Property. To the knowledge of Sellers, there are no facts which would form the basis for an infringement, misappropriation or other violation by any Person of any such Intellectual Property.  There is no claim pending or, to the knowledge of Sellers, threatened against any Seller with respect to alleged infringement, misappropriation or other violation by Sellers of any trademark, service mark, trade name, copyright or other intellectual property rights of any Person used in the Business.  Sellers have not infringed on the intellectual property rights of any other Person.  Except for Intellectual Property rights to which Buyer will obtain the benefit under the TSA, the Intellectual Property included in the Purchased Assets comprise all of the material assets, properties, and rights that are necessary to conduct the Business in the same manner as presently conducted in all material respects.
2.18          Brokers. Except as set forth on Schedule 2.18, no broker, finder, or investment banker is entitled to any brokerage, finder’s, or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of any Seller.
ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF BUYER
Buyer represents and warrants to Sellers as follows:
3.01          Organization and Good Standing.  Buyer is a limited liability company duly organized, validly existing and in good standing under the laws of the state of Alabama, with full limited liability company power and authority to conduct its business as it is now being conducted.
3.02          Enforceability; Authority; No Conflict.
(a)            This Agreement and the Ancillary Documents constitute the legal, valid, and binding obligations of Buyer, enforceable against Buyer in accordance with their terms, subject to bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditor’s rights and remedies generally and to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).  Buyer has the necessary limited liability company power and authority to execute and deliver this Agreement and the Ancillary Documents, to perform its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby.  Buyer has the right, power, and authority to execute and deliver this Agreement and the other Ancillary Documents to which it is a party and to perform its respective obligations hereunder and thereunder, and such action has been duly authorized by all necessary limited liability company action by Buyer.

(b)          Neither the execution and delivery of this Agreement or the Ancillary Documents to which Buyer is a party nor the consummation or performance of the transactions contemplated hereby by Buyer will, directly or indirectly (with or without notice or lapse of time), (i) contravene, violate or conflict with any provision of any of the governing documents of Buyer; (ii) contravene or conflict with or constitute a violation of any provision of any material Legal Requirement binding upon or applicable to Buyer, (iii) result in a violation or breach of, or constitute (with or without notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration or any loss of material benefits to Buyer) under any of the terms, conditions or provisions of any material note, bond, mortgage, indenture, lease, license, contract, agreement, or other instrument or obligation to which Buyer is a party or any of its properties or assets is bound, or (iv) result in the creation or imposition of any Lien on Buyer’s properties or assets (except as contemplated by after-acquired property clauses in security agreements and other financing documents).
3.03          Brokers.  Except as set forth on Schedule 3.03, no broker, finder, or investment banker is entitled to any brokerage, finder’s, or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Buyer.
3.04          Litigation.  There is no pending or, to Buyer’s knowledge, threatened Legal Proceeding, or any resulting order, judgment, award, injunction, or other decree that challenges, or that would have the effect of preventing, delaying, making illegal, or otherwise interfering with, the transactions contemplated by this Agreement.
ARTICLE 4
ADDITIONAL AGREEMENTS
4.01          Restrictive Covenants.  In (i) consideration of Buyer’s acquisition of the Purchased Assets and the transfer of the goodwill associated therewith, (ii) order to protect the goodwill obtained by Buyer and transferred by Sellers as a result of the transactions contemplated by this Agreement, and (iii) order to satisfy certain conditions to the consummation of the transactions contemplated by this Agreement and as a material inducement and express incentive for Buyer to enter into this Agreement, Sellers and CGI expressly agree to the provisions of this Section 4.01.
(a)            Covenant Not to Compete. Sellers and CGI covenant and agree that, during the Restricted Period, except as set forth on Schedule 4.01(a), Sellers shall not, and shall cause CGI and any controlled Affiliates of CGI not to, directly or indirectly, own, invest in (except for passive investment, not exceeding 4.9% ownership, of any public company), manage, join, operate or control, or participate in the ownership, management, operation or control of, or be connected as a partner, consultant or otherwise with, or permit Sellers’ or other Person’s names to be used by or in connection with, any business or organization (other than Buyer or any of Buyer’s Affiliates) that engages in the Restricted Business. Notwithstanding anything to the contrary in this Agreement, CLSI (nor any other Seller) shall not use its brokerage authority after the date hereof, except for (x) continuing to broker asset loads to CTSI in the ordinary course of business consistent with past practice, (y) Capacity Solutions (as defined below) loads as set forth in the CSA, (z) current and future loads originally intended as asset-based business for CGI and its Subsidiaries and for which CLSI lacks the available and efficient asset-based capacity from its Affiliates to service in accordance with customer specifications (“Overflow Business”) as long as such Overflow Business is conducted subject to and in accordance with this Section and the CSA, and (aa) except to the extent Sellers use the external market (ie, third party carriers) for asset restricted deliveries into and within Mexico in the ordinary course of their business.

With respect to Overflow Business, pursuant to and as provided in this paragraph and as further described and detailed in the CSA, the parties shall work together as follows: CLSI shall broker Overflow Business to Buyer during the Restricted Period, with the first opportunity being offered to Buyer and its Affiliates (and Buyer and/or its Affiliates shall accept such loads and provide services substantially consistent with its other brokerage services), with the obligation to offer and accept such Overflow Business subject in each case to the conditions that (i) such arrangement would be in the ordinary course of business consistent with past practice for the 12-month period immediately preceding the date hereof and (ii) the terms and delivery requirements are commercially reasonable and Buyer and/or its Affiliates in fact meets such terms and requirements consistently and in accordance with customer satisfaction. To the extent such conditions are not met, then CLSI will be permitted to broker Overflow Business directly or through other brokerage providers, as and to the extent provided in the CSA.
The restrictions set forth in this Section 4.01(a) shall apply to activities throughout the lower 48 contiguous United States, Canada and Mexico (the “Restricted Territory”). The restrictions set forth in this Section 4.01 shall apply to CGI, Sellers, and their respective Subsidiaries at the relevant date.
CGI hereby covenants, agrees and confirms that it is subject to this Section 4.01 and agrees to abide by this Section 4.01 as if a Seller.
(b)          Non-Solicitation of Employees.
(i)
During the Restricted Period, Sellers and CGI shall not, and Sellers shall cause CGI and any controlled Affiliates of CGI not to, without the prior written consent of Buyer, directly or indirectly, cause, solicit, induce, or encourage to leave the employment or engagement of Buyer or any of its Affiliates, or hire, engage or employ, or cause any other Person to solicit, hire, engage or employ any employee (including any Business Employee (as defined below)) employed by or independent contractor engaged by Buyer or any of its Affiliates, as of the date hereof or during the Restricted Period, unless such employee’s retention or employment or such independent contractor’s engagement had ceased for the preceding six (6) months; provided that (x) general advertising including Internet postings and use of search firms shall not be deemed a breach hereof, nor shall hiring or retaining any Person who responds to such a general advertisement and (y) nothing in this Agreement shall prohibit CGI, Sellers or any other Person from engaging any professional services firm or other third party advisor or contractor that provides services to multiple clients (as long as the purposes of such engagement is not to circumvent Section 4.01(a)).

(ii)
For a period of two (2) years following the Closing Date, except for the Business Employees pursuant to Section 4.02, Buyer shall not, and Buyer shall cause PS Acquisition, LLC and any controlled Affiliates of PS Acquisition, LLC not to, without the prior written consent of Sellers, directly or indirectly, hire, engage, or employ, or cause, solicit, induce, or encourage to leave the employment or engagement of CGI or any of its controlled Affiliates (including Sellers), or cause any other Person to solicit, hire, engage or employ any employee employed by or independent contractor engaged by CGI or any of its controlled Affiliates (including Sellers), unless such employee’s retention or employment or such independent contractor’s engagement had ceased for the preceding six (6) months; provided that (x) general advertising, including Internet postings and use of search firms, shall not be deemed a breach hereof, nor shall hiring or retaining any Person who responds to such a general advertisement and (y) nothing in this Agreement shall prohibit Buyer or any other Person from engaging any professional services firm or other third party advisor or contractor that provides services to multiple clients.

(c)          No Interference with Customers and Suppliers.
(i)
Sellers agree that, during the Restricted Period, Sellers and CGI shall not, and shall not permit CGI and any controlled Affiliate of CGI or any Person acting at any Seller’s direction or with any Seller’s encouragement to, directly or indirectly solicit, encourage, support, cause or attempt to cause any Customer or Supplier to cease or lessen such Customer’s or Supplier’s business with the Business or with Buyer or any of its Affiliates. For purposes of this subsection, the term (A) “Supplier” means any material supplier of goods or services to the Business as of the date hereof (or within the prior twelve (12) months) or during the Restricted Period, and (B) “Customer” means any material customer of the Business as of the date hereof (or within the prior twelve (12) months) or during the Restricted Period.

(ii)
Buyer agrees that, for a period of one (1) year following the Closing Date, Buyer shall not, and shall not permit PS Acquisition, LLC and any controlled Affiliate of PS Acquisition, LLC or any Person acting at Buyer’s discretion or with Buyer’s encouragement to, directly or indirectly, solicit, encourage, support, cause or attempt to cause any customer to cease or lessen such customer’s business with CGI or any of its controlled Affiliates (including Sellers).  The restrictions on customers contained in this Section 4.01(c)(ii) shall only apply to those 250 that are listed on Schedule 4.01(c) and shall not apply to the extent Buyer and its Affiliates have a pre-existing business relationship with such customers.

(d)          Limited Non-Solicitation of Certain Intermodal Customers. Buyer agrees that it will not provide intermodal services to, or solicit intermodal business from, the customers set forth on Schedule 4.01(d) for a period of thirty-six (36) months from the Closing Date within North America. Any future purchaser of Parent’s and/or Sellers’ intermodal business is an intended third-party beneficiary of this Section 4.01(d).  The following additional limitations shall apply to the foregoing restrictions imposed upon Buyer: (i) Buyer and its Affiliate, TA Services, Inc., shall be the only entities that are Affiliates of Buyer that are subject to these restrictions; (ii) these restrictions shall not apply with respect to any subsequently acquired brokerage business of Buyer or its Affiliate that contains an intermodal services business (whether such business is acquired by purchase of assets or equity, merger or similar transaction); (iii) these restrictions shall only apply to Buyer if Parent and Sellers consummate a closing of its intermodal services business to a party currently engaged in a potential sale process with Sellers and Parent as of April 15, 2019 no later than June 30, 2019; and (iv) these restrictions shall only apply within the geographic areas in which the listed customers are currently operating in respect of or in connection with Sellers’ and Parent’s intermodal services.

(e)          Sellers’ Acknowledgements and Representations.  Sellers and CGI expressly acknowledge and agree that the restrictions set forth herein are reasonable in all respects and are no greater than necessary to protect Buyer’s and its Affiliates’ legitimate business interests, including the preservation of trade secrets, valuable confidential and professional information, and the goodwill that Sellers are conveying to Buyer under this Agreement. Sellers and CGI further acknowledge and agree that the Restricted Territory and Restricted Period represent a reasonable geographic area and time frame and that the Business and Buyer do business throughout the Restricted Territory as of the date hereof.  Further, Sellers acknowledge that Buyer would not proceed with the closing of the transactions contemplated hereby without receiving the full scope of the protections provided for hereunder and that any lesser geographic restriction or time restriction would not adequately protect Buyer.
(f)          Reformation; Severability of Provisions.  The parties expressly acknowledge and agree that the restrictions contained herein are reasonable and no greater than necessary to protect the legitimate interests of Buyer and its Affiliates.  However, if any covenant set forth in this Agreement is determined by any court to be unenforceable by reason of its extending for too great a period of time or over too great a geographic area, or by reason of its being too extensive in any other respect, such covenant shall be reformed and interpreted to extend only for the longest period of time and over the greatest geographic area, and to otherwise have the broadest application as shall be enforceable.  The invalidity or unenforceability of any particular provision (or part thereof) of this Agreement shall not affect the other provisions hereof (or parts thereof), which shall continue in full force and effect.  Without limiting the foregoing, the covenants contained herein shall be construed as separate covenants, covering their respective subject matters, with respect to each of the separate cities, counties and states, and each political subdivision thereof, within the Restricted Territory.
(g)          Injunctive Relief.  Sellers acknowledge that (a) the provisions of this Section 4.01 are reasonable and necessary to protect the legitimate interests of Buyer, and (b) any violation of this Section 4.01 will result in irreparable injury to Buyer, the exact amount of which will be difficult to ascertain, and that the remedies at law for any such violation would not be reasonable or adequate compensation to Buyer for such a violation.  Accordingly, Sellers and CGI agree that if any Seller violates the provisions of this Section 4.01, Buyer, in addition to all other remedies which may be available to it at law or in equity, shall be entitled to specific performance and injunctive relief, without posting bond or other security, and without the necessity of proving actual damages. Such relief will not be exclusive, but will be in addition to all other relief available to Buyer and its Affiliates, at law and equity.

4.02          Employee Transition. As of the Effective Time, each Business Employee will be terminated by the applicable Seller and hired by Buyer or an Affiliate of Buyer, subject to the terms and conditions set forth on Schedule 4.02 and the TSA.
4.03          Capacity Solutions.  With respect to any load that is tendered by a customer into the Celadon AS400, transferred into Mercury Gate/Logistics system, and covered by a third-party carrier (“Capacity Solutions”), the terms and conditions set forth in the CSA and the Agency Agreements will apply.
4.04          R&W Policy.  Buyer and Sellers acknowledge that Buyer has obtained a buyer-side transaction risk insurance policy underwritten by Beazly (the “Carrier”), with an aggregate policy limit of $10,000,000, which is effective as of the Effective Time (the “R&W Policy”), insuring Buyer for certain Losses due to certain breaches of representations and warranties of Sellers under Article 2, and that such policy is in form reasonably satisfactory to Sellers. Buyer has provided Sellers with the proposed R&W Policy coverage, exclusions, deductibles, limits, premiums, and other costs, as set forth in the binder agreement with respect to the R&W Policy delivered by Buyer pursuant to Section 1.07(b).  Notwithstanding anything in this Agreement to the contrary, Buyer and Sellers shall each pay 50% of all costs and expenses related to the issuance of the R&W Policy, including the total premium, underwriting costs, brokerage commissions, and Taxes related to such policy and fees and expenses of such policy.  Promptly following the Closing and, in any event prior to the period required by the Carrier in the binder agreement with respect to the R&W Policy between Buyer and the Carrier dated on or about the date hereof, Buyer shall provide to Carrier (i) copies of the final, executed closing deliveries exchanged pursuant to this Agreement, and (ii) if required by Carrier, a copy of the CD or a DVD-ROM reflecting the full and complete contents of Sellers’ Data Room as of Closing. Buyer shall not, without the prior written consent of Seller, amend, modify or change any material term or condition of the R&W Policy and shall comply in all material respects with the terms of the R&W Policy.
4.05          Receivables and Other Payments. From and after the Closing, if Sellers or any of their Affiliates receive or collect any funds relating to any accounts receivable that are included in the Purchased Assets or any other Purchased Asset, Sellers or their Affiliate shall remit such funds to Buyer within five (5) Business Days after its receipt thereof. From and after the Closing, if Buyer or its Affiliates receive or collect any funds relating to any assets of Sellers that are not Purchased Assets, Buyer or its Affiliate shall remit any such funds to Sellers within five (5) Business Days after its receipt thereof.
ARTICLE 5
INDEMNIFICATION
5.01          Indemnification.
(a)            Subject to the limitations set forth in this Article 5, and without limiting the rights of Buyer under the R&W Policy, each of the Sellers hereby agrees, jointly and severally (and CGI with respect to the specific matters noted below), to indemnify and hold Buyer and its Affiliates, and each of their respective stockholders, partners, members, managers, directors, officers, employees, Affiliates, successors and assigns (collectively, the “Buyer Indemnified Parties”) harmless from and against the aggregate of all expenses, losses, costs, deficiencies, liabilities, Taxes, penalties, damages and amounts paid in settlement (including related investigation costs and reasonable counsel, witness, paralegal and other professional fees and expenses) (collectively, “Losses”) that are incurred or suffered by any of the Buyer Indemnified Parties arising out of, relating to or resulting from: (i) any inaccuracy in or breach of a representation or warranty made by Sellers in or pursuant to this Agreement; (ii) the ownership or operation of the Purchased Assets or the Business arising prior to the Effective Time; (iii) any non-fulfillment or breach of the covenants or agreements made by Sellers in or pursuant to this Agreement; (iv) any Excluded Liabilities; (v) any Seller Taxes; (vi) any broker, finder or investment banker fees of Sellers; and (vii) the matters disclosed on Schedule 2.08 (collectively, “Buyer Indemnifiable Damages”).  CGI’s obligations with respect to indemnification shall be limited to (x) those representations and warranties that are Fundamental Representations and those that are specifically excluded from the R&W Policy coverage, being those Losses due to breaches of representations and warranties that are exclusions from the R&W Policy as described in Section 4(a)-(h) of the R&W Policy (the “R&W Policy Exclusions”), and (y) with respect to Section 5.01(a)(iv), any Losses arising out of, relating to or on account of the matters referenced in Section 4(f) of the R&W Policy.

(b)            Subject to the limitations set forth in this Article 5, Buyer hereby agrees to indemnify and hold Sellers and their Affiliates, and each of their respective stockholders, partners, members, managers, directors, officers, employees, Affiliates, successors and assigns (collectively, the “Seller Indemnified Parties”) harmless from and against the Losses that are incurred or suffered by any of the Seller Indemnified Parties arising out of, relating to or resulting from: (i) any inaccuracy in or breach of a representation or warranty made by Buyer in or pursuant to this Agreement; (ii) the ownership or operation of the Purchased Assets or the Business arising on or after the Effective Time (except as provided in Section 5.01(a)(vii) above); (iii) any non-fulfillment or breach of the covenants or agreements made by Buyer in or pursuant to this Agreement; (iv) any Assumed Liabilities; and (v) any broker, finder or investment banker fees of Buyer (collectively, “Seller Indemnifiable Damages”).
5.02            Survival. Except solely for purposes of the R&W Policy, the right of the Buyer Indemnified Parties to make a claim for Buyer Indemnifiable Damages pursuant to Section 5.01(a)(i) for breach of representations and warranties set forth herein shall survive for a period of eighteen (18) months after the Effective Time; provided, however, the Buyer Indemnified Parties’ right to make claims under the representations and warranties set forth in Section 2.06 (Taxes) and Section 2.12 (Environment, Health and Safety) shall survive until 30 days after the expiration of all applicable statutory periods of limitations and the right of the Buyer Indemnified Parties to make claims under the representations and warranties set forth in Sections 2.01 (Organization; Power and Authority), 2.02 (Enforceability; Authority; No Conflict), 2.05(a) (Title to Assets), and 2.16 (Brokers) (the “Fundamental Representations”) shall survive indefinitely.  The right of the Seller Indemnified Parties to make a claim for Seller Indemnifiable Damages pursuant to Section 5.01(b) for breach of representations and warranties set forth in Article 3 shall survive indefinitely.  All covenants and agreements of the parties contained herein shall survive indefinitely or for the period explicitly specified therein. No claim for the recovery of Buyer Indemnifiable Damages for breach of a representation or warranty herein may be asserted by a Buyer Indemnified Party after the applicable period has expired; provided, however, that claims for Buyer Indemnifiable Damages first asserted by timely delivery of a claims notice within such period shall continue to survive until such claims have been satisfied or otherwise resolved.  Each representation, warranty, covenant, and agreement of the Parties contained in this Agreement is independent of each other representation, warranty, covenant, and agreement.
5.03          Limitations of Liability. Notwithstanding anything in this Agreement to the contrary, the indemnification obligations and liabilities under this Agreement shall be limited or otherwise subject to the terms and conditions set forth below:

(a)            All payments received under Section 5.01 shall be treated by the parties as an adjustment to the Purchase Price received by the indemnifying Seller pursuant to Article 1;
(b)            Sellers shall not have any liability with respect to the indemnification obligations under Section 5.01(a)(i) other than the possible loss of the Holdback Amount except in respect of (x) fraud or criminal or intentional misconduct, (y) breach of a Fundamental Representation or (z) breach of representations and warranties that are R&W Policy Exclusions;
(c)            Notwithstanding anything to the contrary in this Agreement, except for Losses arising from fraud or criminal or intentional misconduct, in no event shall Sellers (and CGI as applicable) be liable under Section 5.01(a)(i) for aggregate Losses resulting from (x) breaches or inaccuracies of any of the Fundamental Representations in excess of the Purchase Price or (y) breaches of other representations and warranties that are R&W Policy Exclusions in excess of $6,425,000 (except that the limit shall be the maximum limit under the R&W Policy with respect to Section 4(f) of the R&W Policy) and in no event shall Buyer be liable under Section 5.01(a)(i) for aggregate Losses resulting from breaches or inaccuracies of any of its representations or warranties under Article 3 in excess of the Purchase Price;
(d)            With the exception of Losses arising from a breach of or inaccuracy in any of the Fundamental Representations or fraud or criminal or intentional misconduct, no Losses shall be recoverable pursuant to Section 5.01(a)(i) unless and until the aggregate amount of all Losses for which claims are made pursuant to Section 5.01(a)(i) exceeds $250,000 in which case, the Buyer Indemnified Parties shall be entitled to be indemnified against and compensated and reimbursed for the entire amount of such Losses (and not merely the portion of such Losses exceeding such amount);
(e)            Notwithstanding anything to the contrary in this Agreement, for purposes of determining whether there has been a breach of or inaccuracy in any representation, warranty, or covenant in this Agreement or for purposes of calculating any Losses with respect to a breach of or inaccuracy in any representation, warranty, or covenant in this Agreement, if any such representation, warranty, or covenant is qualified by the use of the term “Material Adverse Change” or by the word “material” or any word formed from such words, then such representation or warranty shall be construed as if the word “material” (and such words formed therefrom) or the term “Material Adverse Effect” were not included in such representation, warranty, or covenant;
(f)          Each Buyer Indemnified Party shall use commercially reasonable efforts to mitigate all Losses of which such Buyer Indemnified Party has actual knowledge for which such Buyer Indemnified Party is entitled to indemnification under this Agreement (solely to the extent that (i) such Buyer Indemnified Party has the authority to take mitigating action with respect to such Losses and (ii) such Buyer Indemnified Party would attempt to mitigate such Losses in the ordinary course of business of such Buyer Indemnified Party if such Buyer Indemnified Party did not have a right to indemnification hereunder). With respect to any indemnification claim respecting any breach of or inaccuracy in any of the representations and warranties of Sellers pursuant to Section 5.01(a)(i), except in respect of fraud or criminal or intentional misconduct, the Buyer Indemnified Parties shall first pursue recovery from the Holdback Amount and under the R&W Policy, to the extent coverage is available, prior to seeking recovery from Sellers; and

(g)          The amount of any Loss that is subject to indemnification under this Article 5 shall be calculated net of the amount of any proceeds pursuant to a third-party insurance policy (other than the R&W Policy) or from any indemnity, contribution or similar payment from a third-party, in each case to the extent actually received by Buyer with respect to such Loss (net of all amounts that are self-insured and the amount of any deductibles, co-payments, retro-premium obligations and premium increases attributable thereto, and all reasonable out-of-pocket costs of collection of any such proceeds). If a Buyer Indemnified Party receives such insurance proceeds (other than any insurance proceeds under the R&W Policy) or indemnity, contribution or similar payments after being fully indemnified under this Article 5 with respect to such Losses, such Buyer Indemnified Party shall pay to the Sellers the lesser of (i) the amount of such insurance proceeds or indemnity, contribution or similar payment (net of all amounts that are self-insured and the amount of any deductibles, co-payments, retro-premium obligations, and premium increases attributable thereto, and all reasonable out-of-pocket costs of collection of any such proceeds), and (ii) the aggregate amount actually paid by Sellers to any Buyer Indemnified Party with respect to such Loss. Buyer shall be obligated to use commercially reasonable efforts (consistent with the efforts it would use to obtain insurance proceeds on its own behalf) to obtain available insurance coverage with respect to any Losses; provided, however, that Buyer shall not be obligated to file suit or initiate litigation, mediation or any other proceeding with respect to such insurance coverage.  For the avoidance of doubt, Buyer shall have no obligation to seek recovery from any Person, other than insurance providers as discussed in the previous sentence.
(h)          The representations, warranties and covenants of Sellers, and the Buyer Indemnified Parties’ rights to indemnification with respect thereto, shall not be affected or deemed waived by reason of any investigation made by or on behalf of any Buyer Indemnified Party or its representatives or by reason of the fact that any such Buyer Indemnified Party or any of its representatives knew or should have known that any such representation or warranty is, was or might be inaccurate, unless Buyer had actual knowledge of such inaccuracy or breach at or before the Closing Date; provided, that, for Buyer to have actual knowledge of an inaccuracy or breach, Scott Schell, Brian Barze or Charles Dismuke must have had actual knowledge (a) of the facts underlying such inaccuracy or breach at the Closing Date and (b) that such facts constituted a breach of a specific representation or warranty set forth in this Agreement. For the avoidance of doubt, to the extent that Buyer had actual knowledge of an inaccuracy or breach, no Buyer Indemnified Party shall be entitled to indemnification hereunder in respect of such inaccuracy or breach.
5.04          Holdback.
(a)          The Indemnity Holdback Amount shall be retained by Buyer and held to be available to compensate Buyer Indemnified Parties for Losses pursuant to the indemnification obligations set forth in this Article 5.

(b)          Within five (5)  Business Days following eighteen (18) months from the Effective Time, the Buyer shall pay and distribute the remaining Indemnity Holdback Amount, by wire transfer to Sellers, an aggregate amount equal to the Indemnity Holdback Amount, less (x) any amounts which have been applied from the Indemnity Holdback Amount prior to such date pursuant to this Agreement and (y) any amounts for which Buyer Indemnified Parties shall have made a claim pursuant to the procedures set forth in this Article 5 and for which recovery shall not have been satisfied from the Indemnity Holdback Amount (the “Outstanding Holdback Claims”).
(i)	All payments made from the Indemnity Holdback Amount shall be treated by the parties as an adjustment to the Purchase Price received by Sellers pursuant to Article 1 hereof.
(ii)
In the event that Buyer is determined to be entitled to a recovery of a Loss from the Indemnity Holdback Amount, Buyer shall retain an amount equal to the lesser of (A) the amount of such Loss and (B) the amount remaining in the Indemnity Holdback Amount, and shall promptly provide Sellers notice thereof.

5.05          Expiration of Claims. The ability of Buyer Indemnified Parties to receive indemnification under Section 5.01(a)(i) shall terminate on the applicable date set forth in Section 5.02, unless a Buyer Indemnified Party shall have incurred or reasonably expects to incur a Loss and makes either a written claim for indemnification pursuant to Section 5.01(a) or a written claim for receipt of proceeds from the Indemnity Holdback Amount pursuant to Section 5.04, as applicable, on or prior to the applicable date set forth in Section 5.02.  If a Buyer Indemnified Party has made either a written claim for indemnification pursuant to Section 5.01(a) or a written claim for receipt of proceeds from the Indemnity Holdback Amount pursuant to Section 5.04, as applicable, on or prior to the applicable date set forth in Section 5.02, such claim, if then unresolved, shall not be extinguished by the passage of the applicable date set forth in Section 5.02.
5.06          Procedures Relating to Indemnification.
(a)            In order for a Buyer Indemnified Party or Seller Indemnified Party, as applicable (the “Claiming Party”) to be entitled to indemnification under this Agreement in respect of a claim or demand made by any Person (other than a party hereto or any of its Affiliates) against the Claiming Party (a “Third Party Claim”), such Claiming Party shall promptly notify the other party (the “Defending Party”) in writing of the Third Party Claim after receipt by such Claiming Party of notice of the Third Party Claim; provided that failure to give such notification on a timely basis shall not affect the indemnification obligations of the Defending Party provided hereunder except to the extent the Defending Party shall have been actually and materially prejudiced as a result of such failure.  Thereafter, the Claiming Party shall promptly deliver to the Defending Party after the Claiming Party’s receipt thereof, copies of all material notices and documents (including court papers) received by the Claiming Party from the Person making the Third Party Claim.

(b)          If a Third Party Claim is made against a Claiming Party, the Defending Party shall be entitled to participate in the defense thereof and, if it so chooses, to assume the defense thereof with recognized counsel selected by the Defending Party and approved by the Claiming Party (such approval not to be unreasonably withheld, conditioned or delayed), so long as the requirements of this Section 5.06(b) remain true: (i) the Defending Party notifies the Claiming Party within 15 days after the Claiming Party has given written notice of a Third Party Claim to the Defending Party that the Defending Party is assuming the defense of such Third Party Claim; and (ii) the Defending Party conducts the defense of the Third Party Claim in an active and diligent manner; provided that the Defending Party shall not be entitled to assume the defense (unless otherwise agreed to in writing by the Claiming Party) if (w) in the event that the Claiming Party is a Buyer Indemnified Party, the Third Party Claim is asserted directly by or on behalf of a Person that is a supplier or customer of the Business, (x) the Third Party Claim relates to any criminal proceeding, action, indictment, allegation or investigation, or (y) in the event that the Claiming Party is a Buyer Indemnified Party, the Third Party Claim seeks any relief other than monetary damages in an amount not in excess of the amount then remaining in the Holdback Amount as to which no Outstanding Holdback Claims are pending or the insurer under the R&W Policy has accepted defense.  Should a Defending Party so elect to assume the defense of a Third Party Claim, the Defending Party shall not be liable to the Claiming Party for legal expenses subsequently incurred by the Claiming Party in connection with the defense thereof unless (i) the employment of separate counsel shall have been authorized in writing by the Defending Party in connection with the defense of such Third Party Claim, (ii) the Claiming Party’s counsel shall have advised the Claiming Party in writing, with a copy delivered to the Defending Party, that there is a conflict of interest that would make it inappropriate under applicable standards of professional conduct to have common counsel, or (iii) the Defending Party fails to conduct the defense of the Third Party Claim in an active and diligent manner.  If the Defending Party assumes such defense, the Claiming Party shall have the right to participate in the defense thereof and to employ counsel, at the Defending Party’s expense, separate from the counsel employed by the Defending Party, it being understood, however, that the Defending Party shall control such defense (including any settlement with respect thereto); provided, however, that the Defending Party shall obtain the prior written consent of the Claiming Party (which shall not be unreasonably withheld, conditioned, or delayed) before entering into any settlement, compromise, admission, or acknowledgement of the validity of the Third Party Claim if (in the event that the Claiming Party is a Buyer Indemnified Party) such resolution would involve anything other than the payment of monetary damages in an amount not in excess of the amount then remaining in the Holdback Amount as to which no Outstanding Holdback Claims are pending or if such resolution does not include an unconditional provision whereby the plaintiff or claimant in the matter releases the Claiming Party and all of its Affiliates and representatives from all liability with respect thereto.  If the Defending Party chooses to defend any Third Party Claim, then all the parties hereto shall reasonably cooperate in the defense or prosecution of such Third Party Claim, including by retaining and (upon the Defending Party’s request) providing to the Defending Party all records and information which are reasonably relevant to such Third Party Claim, and making employees available on a mutually convenient basis to provide additional information and explanation of any materials provided hereunder; provided, that such cooperation will not unduly disrupt the operations of the business of such Claiming Party or any of its Affiliates or cause such Claiming Party to waive any statutory or common law privileges, breach any confidentiality obligations owed to third parties, or otherwise cause any confidential information of such Claiming Party or any of its Affiliates to become public to any greater extent than if the Claiming Party or the R&W Insurer handled such defense (and the parties agree to enter into a customary “common defense” or similar agreement if necessary).  For the avoidance of doubt, if Sellers assume the defense of a Third Party Claim pursuant to this Section 5.06 as the Defending Party, all costs and expenses incurred by Sellers in connection with the defense of such Third Party Claim shall be borne by Sellers and shall not be reimbursed from the Holdback Amount.  Whether or not the Defending Party shall have assumed the defense of a Third Party Claim, neither the Claiming Party nor any of its Affiliates shall admit any liability with respect to, or settle, compromise or discharge, any Third Party Claim without the prior written consent of the Defending Party (which shall not be unreasonably withheld, conditioned, or delayed), except with respect to any Third Party Claim (i) that seeks the issuance of an injunction, the specific election of an obligation, or similar remedy, (ii) in the event that the Claiming Party is a Buyer Indemnified Party, that seeks damages in excess of the amount then remaining in the Holdback Amount as to which no Outstanding Holdback Claims are pending or (iii) the subject matter of which relates to the ongoing business of the Claiming Party or any of its Affiliates, which Third Party Claim, if decided against such Claiming Party, would materially affect the ongoing business or reputation of such Claiming Party or any of its Affiliates, which Third Party Claims the Claiming Party will be entitled to settle in its sole discretion.

(c)          In any case in which a Claiming Party seeks indemnification under this Agreement not arising out of a Third Party Claim, the Claiming Party shall notify the Defending Party reasonably promptly in writing of any Losses that such Claiming Party claims are subject to indemnification under the terms of this Agreement. The notice shall describe the indemnification sought in reasonable detail to the extent known, and shall indicate the amount (estimated, if necessary, and if then estimable) of the Loss that has been or may be suffered.  Subject to the limitations set forth in Section 5.03 and the provisions of this Section 5.06(c), the failure of such Claiming Party to exercise promptness in such notification shall not amount to a waiver of such claim unless and only to the extent that the resulting delay actually materially and adversely prejudices the position of the Defending Party with respect to such claim.
5.07          Determination of Loss Amount.  No Person shall be entitled to recover damages or obtain payment, reimbursement, restitution, or indemnity hereunder more than once in respect of any one Loss or related group of Losses. “Losses” shall not include punitive damages except to the extent payable to a third party.  Notwithstanding anything to the contrary in this Agreement, no Buyer Indemnified Party shall be entitled to indemnification pursuant to this Article with respect to any matter that is taken into account in the calculation of the Purchase Price Adjustment. Sellers acknowledge that Buyer is entering into the R&W Policy and that, in connection therewith, a Buyer Indemnified Party may make claims for the same Loss or series of related Losses under both this Article 5 and the R&W Policy; provided, however, that in no event may a Buyer Indemnified Party recover amounts from any Seller and/or CGI and pursuant to the R&W Policy, aggregating an amount in excess of its Losses with respect to such claim, and any such excess amounts received by any Buyer Indemnified Party shall promptly be paid over to Sellers (to the extent Buyer is not required to pay such excess to the Carrier).
5.08          Resolution of Objections to Claims.
(a)            If the Defending Party raises bona fide good faith objections in writing to any claim or claims by a Claiming Party made pursuant to Section 5.06(c) within 30 days of the Defending Party’s receipt of notice of such claim, Buyer and Sellers shall attempt in good faith for 30 days after the Claiming Party’s receipt of such written objection to resolve such objection.  If Buyer and Sellers shall so agree, then (i) if the Claiming Party is a Buyer Indemnified Party, Buyer shall apply an amount equal to the amount of the Loss from the Indemnity Holdback Amount or, if less, shall apply the amount then remaining in the Indemnity Holdback Amount to such Loss, and any remaining amount of such Loss for which Sellers are liable under this Article 5 shall be recoverable by such Buyer Indemnified Party as set forth in this Article 5, and (ii) if the Claiming Party is a Seller Indemnified Party, the amount of such Loss for which Buyer is liable under this Article 5 shall be paid by Buyer by wire transfer of immediately available funds to such Seller Indemnified Party.

(b)            If no such agreement can be reached during the 30 day period for good faith negotiation, but in any event upon the expiration of such 30 day period, either Buyer or Sellers may bring suit to resolve the matter in accordance with Section 7.13.
5.09          Sole and Exclusive Remedy. Except as specifically provided elsewhere in this Agreement (including in Section 1.09, Section 4.01 and Section 7.17), this Article 5 sets forth the sole and exclusive remedy with respect to any and all rights, claims and causes of action any party may have against any other party hereto relating to the subject matter of this Agreement and the transactions contemplated hereby, whether arising under or based upon any law or otherwise (including any right, whether arising at law or in equity, to seek indemnification, contribution, cost recovery, damages, or any other recourse or remedy, including as may arise under common law).  Notwithstanding the foregoing or any other provision of this Agreement to the contrary, the liability of the parties under this Article will be in addition to, and not exclusive of, (a) any other liability that such Person may have at law or equity due to the fraud or criminal or intentional misconduct of such Person; and (b) any equitable relief to which a Person may be entitled relating to the breach of any covenant or agreement contained in this Agreement or the Ancillary Documents.
ARTICLE 6
DEFINITIONS
6.01          Definitions.
            For purposes hereof, the following terms, when used herein with initial capital letters, shall have the following meanings.
(a)          “Affiliate” of any particular Person means any other Person controlling, controlled by or under common control, directly or indirectly, with such particular Person, where control may be by either management authority or equity interest.
(b)          “Business Day” means any day, other than a Saturday, a Sunday or any other day on which banks located in New York, New York are closed for business as a result of federal, state or local holiday.
(c)          “Code” means the Internal Revenue Code of 1986, as amended.
(d)          “Contract” means any written or oral contract, agreement, loan or credit agreement, note, bond, mortgage, indenture, lease, sublease, purchase order or other agreement, instrument, concession, franchise or license.

(e)          “Data Room” means that certain Intralinks Virtual Data Room entitled “Project Colt.”
(f)          “DOT” means the United States Department of Transportation, and “FMCSA” means the Federal Motor Carrier Safety Administration.
(g)          “GAAP” means United States Generally Accepted Accounting Principles.
(h)          “Governmental Authority” means any federal, state, tribal, local, municipal or foreign government, political subdivision, legislature, court, agency, department, bureau, commission or other governmental, arbitration, or regulatory authority, body, or instrumentality.
(i)          “Intellectual Property” means any or all intellectual property arising under the laws of any jurisdiction or international treaty, and all rights arising out of or association therewith, throughout the world, including:  (i) all patents and applications therefor and all reissues, divisions, renewals, extensions, provisional, continuations and continuations-in-part thereof, including any design patents, industrial designs, and equivalent or similar statutory rights in inventions (whether patentable or not), invention disclosures, or improvements; (ii) trade secrets, know-how, and rights in proprietary information including methods, processes, technology, technical data and customer lists; (iii) all copyrights, copyright registrations and applications therefor, database rights and all other rights in works of authorship, including moral rights; and (iv) all trade names, trademarks and service marks, trademark and service mark registrations and applications therefor, trade dress, protectable product configuration, domain names, logos, slogans, and other identifiers of source, whether at common law or statutory, and all goodwill associated with any of the foregoing items.
(j)          “Knowledge” or “knowledge” and variations thereof with respect to a Person means the actual knowledge of the officers and directors of Sellers, and the knowledge such Persons would acquire after reasonable inquiry.
(k)          “Legal Requirements” means any federal, state, tribal, foreign, local, municipal, or other statute, constitution, ordinance, code, edict, decree, rule, regulation, ruling, or requirement issued, enacted, adopted, promulgated, implemented, or otherwise put into effect by or under the authority of any Governmental Authority and any Orders applicable to the Business or to any of the Purchased Assets.
(l)          "Liabilities" means liabilities, obligations or commitments of any nature whatsoever, whether primary or secondary, direct or indirect, known or unknown, asserted or unasserted, accrued or unaccrued, absolute or contingent, liquidated or unliquidated, due or to become due, and whether contractual, statutory, or tortious, based upon any theory of successor liability or otherwise.
(m)         “Liens” means any charge, claim, community or other marital property interest, lien, license, option, mortgage, deed of trust, security interest, pledge, right of way, easement, encroachment, servitude, encumbrance, right of first offer or first refusal, buy/sell agreement, and any other restriction or covenant with respect to, or condition governing the use, construction, voting (in the case of any security or equity interest), transfer, receipt of income, or exercise of any other attribute of ownership.

(n)          “Material Adverse Change” means any fact, circumstance, event, change, effect, or occurrence that, individually or in the aggregate with all other facts, circumstances, events, changes, effects, and occurrences has had, or reasonably would be expected to be materially adverse to the condition (financial or otherwise), assets (including intangible assets), liabilities (taken together), business or results of operations of a Person and its Subsidiaries, taken as a whole, but shall exclude any change, effect or occurrence to the extent primarily arising or resulting from any change in general business or economic conditions, or in the industry in which the Business operates, that does not disproportionately affect the Business, taken as a whole, as compared to other Persons in such industry, but will exclude any change, effect, or occurrence to the extent arising or resulting from:  (i) national or international political or social conditions, including engagement by the United States in hostilities, whether or not pursuant to a declaration of a national emergency or war, or any escalation thereof, or the occurrence of any military or terrorist attack upon the United States or any of its territories, possessions, or diplomatic or consular offices or upon any military installation, equipment, or personnel of the United States, (ii) changes in GAAP, (iii) changes in financial, banking, or securities markets (including any disruption thereof and any decline in the price of any security or any market index), (iv) changes in Legal Requirements or any interpretation thereof (except, in the case of the foregoing clauses (i), (ii), (iii) and (iv), to the extent there is a disproportionate effect on the Business as compared to comparable Persons in the industry), (v) disclosure of the transactions contemplated by this Agreement, or (vi) the taking of any action required by this Agreement and the other agreements contemplated hereby.
(o)          “Permitted Liens” means (i) Liens for Taxes not yet due and payable (or the subject of an extension) or being contested in good faith by appropriate procedures and for which reserves have been established in accordance with GAAP (but only if and to the extent such reserves were taken into account for purposes of the Working Capital Adjustment); (ii) mechanic’s, carrier’s, workmen’s, repairmen’s, or other like Liens arising or incurred in the ordinary course of business or for amounts that are not delinquent and which are set forth on in the Financial Statements (but only if and to the extent such reserves were taken into account for purposes of the Working Capital Adjustment); (iii) easements, encroachments, rights of way, zoning ordinances and other similar encumbrances or minor imperfections in title affecting the Real Property or third party rights with respect to Real Property which do not and could not reasonably be expected to materially impede the Business or use of such Real Property as currently conducted; (iv) Liens, if any, created as a result of any act taken by or through Buyer or Buyer’s Affiliates; (v) the right reserved to or vested in any Governmental Authority by any statutory provision; or (vi) as set forth on Schedule 6.01(o).
(p)          “Person” means an individual, a partnership, a corporation, a limited liability company, an association, or a joint stock company, a trust, a joint venture, an unincorporated organization, and a Governmental Authority.
(q)          “Restricted Business” means third-party transportation brokerage and logistics services, freight consolidation, freight forwarding, value added warehousing and domestic transportation management, in each case, as conducted by the Business as of the date hereof and within the twelve (12) months prior hereto.
(r)          “Restricted Period” means five (5) years following the date hereof.

(s)          “Seller Taxes” means any Taxes: (a) imposed on any of the Sellers for any period or with respect to any affiliated group of which any Seller is a member (within the meaning of Section 1504(a) of the Code or any similar group defined under a similar provision of state, local or foreign law); or (b) imposed with respect to the Business or the Purchased Assets for any period (or portion of any period) ending as of or prior to the Effective Time.
(t)          “Subsidiary” means, with respect to any Person, any corporation, partnership, limited liability company, association, or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a partnership, limited liability company, association or other business entity (other than a corporation), a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof.  For purposes hereof, a Person or Persons shall be deemed to have a majority ownership interest in a partnership, limited liability company, association or other business entity (other than a corporation) if such Person or Persons shall be allocated a majority of such partnership’s, limited liability company’s, association’s or other business entity’s gains or losses or shall be or control the managing director, managing member, general partner, or other managing Person of such partnership, limited liability company, association, or other business entity. The term “Subsidiary” shall include all Subsidiaries of such Subsidiary.
(u)          “Tax” or “Taxes” means any taxes, assessments, charges, fees customs, duties, levies and other governmental charges in the nature of taxes imposed by any applicable Legal Requirements, including income, profits, gross receipts, net proceeds, alternative or add-on minimum, ad valorem, value added, turnover, sales, use, property, personal property (tangible and intangible), environmental, stamp, leasing, lease, user, excise, customs, duty, franchise, capital stock, transfer, registration, license, withholding, social security (or similar), unemployment, disability, payroll, employment, Code Section 280(g), Code Section 409(A), fuel, excess profits, occupational, premium, windfall profit, severance, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto.
             For purposes hereof, the following terms have the definitions provided in the corresponding sections herein:
(a)          “Accountants” has the definition provided in Section 1.09(a).
(b)          “Agency Agreements” has the meaning provided in Section 1.07(a)(ix).
(c)          “Agreement” has the definition provided in the introductory paragraph hereof.
(d)          “Ancillary Documents” has the definition provided in Section 2.02(a).
(e)          “Assignment and Assumption Agreement” has the definition provided in Section 1.07(a)(x).
(f)          “Assignments and Subleases” has the definition provided in Section 1.07(a)(iv).

(g)          “Assumed Contracts” has the definition provided in Section 1.03(a).
(h)          “Assumed Liabilities” has the definition provided in Section 1.03.
(i)           “Business” has the definition provided in the recitals hereto.
(j)          “Business Employee” and Business Employees” have the definition provided in Section 2.11(a).
(k)          “Buyer” has the definition provided in the introductory paragraph hereof.
(l)           “Buyer Indemnifiable Damages” has the definition provided in Section5.01(a).
(m)         “Buyer Indemnified Parties” has the definition provided in Section 5.01(a).
(n)          “Carrier Selection Requirements” has the definition provided in Section 2.09(c).
(o)          “Celadon Logistics” has the definition provided in the recitals hereto.
(p)          “CGI” has the definition provided in Section 4.01(a).
(q)          “Claiming Party” has the definition provided in Section 5.06(a).
(r)           “Closing” has the definition provided in Section 1.07(a).
(s)           “Closing Date” has the definition provided in the introductory paragraph.
(t)           “Closing Purchase Price” has the definition provided in Section 1.05.
(u)          “CLSI” has the definition provided in the introductory paragraph hereof.
(v)          “CLSI Purchased Assets” has the definition provided in Section 1.01(b).
(w)         “CSA” has the definition provided in Section 1.07(a)(viii).
(x)          “CTSI” has the definition provided in the introductory paragraph hereof.
(y)          “CTSI Purchased Assets” has the definition provided in Section 1.01(a).
(z)          “Customer” has the definition provided in Section 4.01(c)(i).
(aa)        “Defending Party” has the definition provided in Section 5.06(a).
(bb)        “Effective Time” has the definition provided in Section 1.01.
(cc)         “Electronic Delivery” has the definition provided in Section 7.16.
(dd)         “Employment/Consulting Agreements” has the definition provided in Section 1.07(a)(xi).

(ee)          “Employment Laws” has the definition provided in Section 2.11(f).
(ff)           “Environmental Laws” has the definition provided in Section 2.12(a).
(gg)          “Excluded Assets” has the definition provided in Section 1.02.
(hh)          “Excluded Liabilities” has the definition provided in Section 1.04.
(ii)            “Final Working Capital” has the definition provided in Section 1.08(c).
(jj)            “Financial Statements” has the definition provided in Section 2.03.
(kk)          “Fundamental Representations” has the definition provided in Section 5.02.
(ll)            “Holdback Amount” has the definition provided in Section 1.05(b).
(mm)        “Hyndman” has the definition provided in the introductory paragraph hereof.
(nn)          “Hyndman Purchased Assets” has the definition provided in Section 1.01(c).
(oo)         “Indemnity Holdback Amount” has the definition provided in Section 1.05(b).
(pp)         “Lease Agreement” and “Lease Agreements” have the definition provided in Section 1.07(a)(iii).
(qq)         “Leases” has the definition provided in Section 2.10(a).
(rr)          “Legal Proceedings” has the definition provided in Section 2.08.
(ss)          “Losses” has the definition provided in Section 5.01(a).
(tt)          “Material Contract” has the definition provided in Section 2.09.
(uu)         “Most Recent Financial Statements” has the definition provided in Section 2.03(a).
(vv)         “Outstanding Holdback Claims” has the definition provided in Section 5.04(b).
(ww)       “Overflow Business” has the definition provided in Section 4.01(a).
(xx)         “Payoff Letters” has the definition provided in Section 1.05(a).
(yy)         “Permits” has the definition provided in Section 2.07(b).
(zz)         “Purchased Assets” has the definition provided in Section 1.01.
(aaa)       “Purchase Price” has the definition provided in Section 1.05.
(bbb)       “Purchase Price Adjustment” has the definition provided in Section1.08(d).
(ccc)        “Real Property” has the definition provided in Section 2.10(d).

(ddd)          “Restricted Territory” has the definition provided in Section 4.01(a).
(eee)          “R&W Policy” has the definition provided in Section 4.04.
(fff)             “R&W Policy Exclusions” has the definition provided in Section 5.01(a).
(ggg)          “Seller” or “Sellers” has the definition provided in the introductory paragraph hereof.
(hhh)          “Seller Indemnifiable Damages” has the definition provided in Section 5.01(b).
(iii)             “Seller Indemnified Parties” has the definition provided in Section 5.01(b).
(jjj)            “Significant Carriers” has the definition provided in Section 2.14(b).
(kkk)         “Significant Customers” has the definition provided in Section 2.14(a).
(lll)             “Supplier” has the definition provided in Section 4.01(c)(i).
(mmm)       “Tax Returns” has the definition provided in Section 2.06.
(nnn)          “Third Party Claim” has the definition provided in Section5.06(a).
(ooo)         “Total Current Assets” has the definition provided in Section 1.08(a).
(ppp)         “Total Current Liabilities” has the definition provided in Section 1.08(a).
(qqq)         “TSA” has the definition provided in Section 1.07(a)(vii).
(rrr)           “WC Holdback Amount” has the definition provided in Section 1.05(b).
(sss)          “Working Capital” has the definition provided in Section 1.08(a).
(ttt)            “Working Capital Deficit Threshold” has the definition provided in Section 1.08(a).
(uuu)          “Working Capital Dispute Notice” has the definition provided in Section 1.08(c).
(vvv)          “Working Capital Schedule” has the definition provided in Section 1.08(b).
(www)       “Working Capital Surplus Threshold” has the definition provided in Section 1.08(a).
(xxx)          “Working Capital Target” has the definition provided in Section 1.08(a).

6.02          Other Definitional Matters.  All references in this Agreement to Exhibits, Schedules, Articles, Sections, and subsections refer to the corresponding Exhibits, Schedules, Articles, Sections, and subsections of or to this Agreement, unless expressly provided otherwise.  Titles appearing at the beginning of any Articles, Sections, and subsections of this Agreement are for convenience only, do not constitute any part of this Agreement and shall be disregarded in construing the intent of the parties hereto.  The Schedules to this Agreement are incorporated herein by this reference.  The word “including” (in its various forms) means including without limitation.  The word “or” is not exclusive and the words “herein,” “hereof,” “hereby,” “hereto,” and “hereunder” refer to this Agreement as a whole and not to the particular provision in which such words appear.  Pronouns in masculine, feminine or neuter genders shall be construed to state and include any other gender, and words, terms, and titles (including terms defined herein) in the singular form shall be construed to include the plural and vice versa, unless the context otherwise requires.  References to “law,” “laws,” or to a particular statute or law shall be deemed also to include any and all rules and regulations promulgated thereunder and shall refer to such statute, law, rules, and regulations as amended from time to time and includes any successor legislation thereto; provided that, for the purposes of the representations and warranties set forth herein, with respect to any violation or alleged violation of any statute, law, rules, and regulations, the reference to such law, rules, or regulations means such, law, rules, or regulations as in effect at the time of such violation or alleged violation. References to any contract, instrument, or document means such contract, instrument, or document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and not prohibited by this Agreement.  The Schedules and Exhibits referred to herein shall be construed with and as an integral part of this Agreement to the same extent as if they were set forth verbatim herein.
ARTICLE 7
MISCELLANEOUS
7.01          Press Releases and Announcements.  The Parties agree that an initial press release will be issued with respect to the transactions contemplated by this Agreement as soon as reasonably practical following the Closing, which shall be in a form mutually agreed by Buyer and Sellers.  Any such public release or announcement concerning the transactions contemplated hereby shall be issued or made in a manner so as to comply with securities laws or stock exchange rules to the extent applicable to Party.  For the avoidance of doubt, Sellers or any of their Affiliates may disclose the terms of this transaction, including in any of their filings under the Securities Act of 1933, as amended, and reports and filings made pursuant to the Securities Exchange Act of 1934, as amended, to the extent required under such laws.
7.02          Expenses.  Except as otherwise herein expressly provided, each party shall bear its own expenses (including without limitation fees of their respective attorneys, consultants, and experts) incurred by such party in connection with this Agreement or the consummation of the transactions contemplated by this Agreement.  Notwithstanding anything herein to the contrary, Sellers shall bear 100% of all transfer, documentary, use, stamp, registration sales and all similar Taxes and fees (including any penalties and interest) arising in connection with sale and purchase of the Purchased Assets or the transactions contemplated by this Agreement, whether such Taxes are imposed on Sellers or Buyer.

7.03          Notices.  All notices, requests, demands, and other communications under this Agreement shall be in writing and shall be deemed to have been duly given on the date of service if served personally or by recognized overnight courier service on the party to whom notice is to be given, on receipt of confirmation of good transmission by facsimile, sent via electronic email or other form of electronic communication with proof of receipt of confirmation, or on the fourth day after mailing if mailed to the party to whom notice is to be given by first class mail, registered or certified, return receipt requested, postage prepaid, and properly addressed as follows:
Notices to Buyer:
TA Dispatch, LLC
1810 Avenue C,
Ensley, Alabama 35218
Attention:  Brian Barze
Email:  bbarze@pstrans.com
with a copy to (which shall not constitute delivery of notice):
Balch & Bingham LLP
1901 6th Avenue North, Suite 1500
Birmingham, AL  35203

Facsimile:  (205) 488-5696
Attention:  Timothy J. Segers
Email:  tsegers@balch.com
Notices to Sellers:
Celadon Trucking Services, Inc.
9503 E. 33rd St.
Indianapolis, IN 46235
Facsimile:  317-829-6496
Attention:  Chase Welsh
Email:  cwelsh@celadontrucking.com
with a copy to (which shall not constitute delivery of notice):
Scudder Law Firm, P.C., L.L.O.
411 S. 13th St. #200
Lincoln, NE 68508
Facsimile:  402-435-4239
Attention: Mark Scudder
Email:  mscudder@scudderlaw.com
Any party may change its address for notice by written notice given to the other parties in accordance with this Section.
7.04          Further Assurances.  The parties shall cooperate reasonably with each other and with their respective representatives in connection with any steps required to be taken as part of their respective obligations under this Agreement, and shall execute and deliver to each other such other documents, and do such other acts and things, all as the other party may reasonably request for the purpose of carrying out the intent of this Agreement and the transactions contemplated by this Agreement.

7.05          Retention of and Access to Records; Access to Business Employees.  Each party shall maintain copies of all of the records within the Purchased Assets or that relate to the Purchased Assets for a period of at least five (5) years after the Effective Time.  Each party shall provide the other party (including such party’s directors, officers, employees, and legal, financial, accounting, and other professional advisors) reasonable access to such records, during normal business hours, to enable them to prepare financial statements (including restatements thereof) or tax returns (including amendments thereto), or deal with tax audits (subject to appropriate and customary confidentiality restrictions under the circumstances and solely for and to the extent necessary for the intended purpose). In addition, following the Closing, Buyer shall, upon reasonable advance notice from Sellers, provide Sellers reasonable access to the Business Employees hired by Buyer for reasonable purposes, including, without limitation, cooperation in ongoing litigation matters.
7.06          Tax Matters.  Buyer and Sellers shall cooperate, as and to the extent reasonably requested by any other party, in connection with the filing of Tax Returns for period prior to the Effective Time and any audit, litigation, or other proceeding with respect to Taxes. Buyer acknowledges that Buyer shall be responsible for all Taxes imposed with respect to the Business or the Purchased Assets for any period (or portion of any period) commencing after the Effective Time.
7.07          Captions.  The captions used in this Agreement and descriptions of the disclosure schedules are for convenience of reference only and do not constitute a part of this Agreement and shall not be deemed to limit, characterize or in any way affect any provision of this Agreement, and all provisions of this Agreement shall be enforced and construed as if no such caption or description had been used in this Agreement.
7.08          Amendment and Waiver.  This Agreement may be amended only in a writing executed and delivered by each of Buyer and Sellers.  Any provision of this Agreement may be waived only in a writing signed by the party against whom such waiver is to be enforced.  No waiver of any provision hereunder or any breach or default hereunder shall extend to or affect in any way any other provision or prior or subsequent breach or default.
7.09          Complete Agreement.  This Agreement, the Ancillary Documents and the attached disclosure schedules contain the entire agreement among the parties hereto and supersede all prior agreements among the Parties hereto with respect to the transactions contemplated hereby.  All disclosure schedules referred to herein are intended to be, and hereby are, specifically made a part of this Agreement.
7.10          Assignment. This Agreement shall be binding upon and inure to the benefit of the parties and their respective heirs, successors, legal representatives, and permitted assigns.  This Agreement may not be assigned by any party without the prior written consent of the other parties; provided, Buyer may assign its rights under this Agreement to one or more of its Affiliates and may collaterally assign such rights to its lenders, so long as Buyer remains liable for performance of any of the duties of Buyer contained herein.
7.11          Counterparts.  This Agreement may be executed in multiple counterparts, each of which shall be deemed to be an original, any one of which need not contain the signatures of more than one party, but all such counterparts taken together shall constitute one and the same instrument.

7.12          Governing Law.  All matters relating to the interpretation, construction, validity and enforcement of this Agreement shall be governed by and construed in accordance with the domestic laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of laws of any jurisdiction other than the State of Delaware.
7.13          JURISDICTION; VENUE; SERVICE OF PROCESS. SUBJECT TO THE PROVISIONS OF SECTION 4.01 (WHICH SHALL GOVERN ANY DISPUTE ARISING THEREUNDER), THE PARTIES AGREE THAT JURISDICTION AND VENUE IN ANY SUIT, ACTION, OR PROCEEDING BROUGHT BY ANY PARTY SEEKING RELIEF UNDER OR PURSUANT TO THIS AGREEMENT SHALL PROPERLY AND EXCLUSIVELY LIE IN ANY FEDERAL COURT (OR, IF SUCH FEDERAL COURT DOES NOT HAVE JURISDICTION OVER SUCH SUIT, ACTION, OR PROCEEDING, IN A STATE COURT) IN DELAWARE. BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH PARTY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS FOR ITSELF AND IN RESPECT OF ITS PROPERTY WITH RESPECT TO SUCH SUIT, ACTION, OR PROCEEDING.  THE PARTIES IRREVOCABLY AGREE THAT VENUE WOULD BE PROPER IN SUCH COURT, AND HEREBY WAIVE ANY OBJECTION THAT ANY SUCH COURT IS AN IMPROPER OR INCONVENIENT FORUM FOR THE RESOLUTION OF SUCH SUIT, ACTION, OR PROCEEDING.  THE PARTIES FURTHER AGREE THAT THE MAILING BY CERTIFIED OR REGISTERED MAIL, RETURN RECEIPT REQUESTED, OF ANY PROCESS REQUIRED BY ANY SUCH COURT SHALL CONSTITUTE VALID AND LAWFUL SERVICE OF PROCESS AGAINST THEM, WITHOUT NECESSITY FOR SERVICE BY ANY OTHER MEANS PROVIDED BY STATUTE OR RULE OF COURT.
7.14          WAIVER OF JURY TRIAL.  EACH OF THE PARTIES TO THIS AGREEMENT HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION (A) ARISING UNDER THIS AGREEMENT OR (B) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO IN RESPECT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS RELATED HERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY, OR OTHERWISE.  EACH OF THE PARTIES TO THIS AGREEMENT HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT THE PARTIES TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.
7.15          Payments Under Agreement.  Each party agrees that all amounts required to be paid hereunder shall be paid in United States currency and, except as otherwise expressly set forth in this Agreement, without discount, rebate or reduction and subject to no counterclaim or offset, on the dates specified herein.

7.16          Electronic Delivery.  This Agreement and any signed agreement or instrument entered into in connection with this Agreement, and any amendments hereto or thereto, to the extent delivered by means of a facsimile machine or electronic mail (any such delivery, an “Electronic Delivery”), shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person.  At the request of any party hereto or to any such agreement or instrument, each other party hereto or thereto shall re-execute original forms hereof or thereof and deliver them to all other parties.  No party hereto or to any such agreement or instrument shall raise (a) the use of Electronic Delivery to deliver a signature or (b) the fact that any signature or agreement or instrument was transmitted or communicated through the use of Electronic Delivery, as a defense to the formation of a contract, and each such party forever waives any such defense, except to the extent such defense relates to lack of authenticity.
7.17          Injunctive Relief.  The parties acknowledge and agree that irreparable injury would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance and injunctive relief, without posting bond or other security, and without the necessity of proving actual damages. Such relief will not be exclusive, but will be in addition to all other relief available to the parties, at law and equity.
[Signature pages follow]

IN WITNESS WHEREOF, the parties hereto have executed this Asset Purchase Agreement as of the date first written above.

BUYER:

TA DISPATCH, LLC:

By:	/s/ Brian K. Barze
Name:	Brian K. Barze
Title:	CFO

SIGNATURE PAGE TO ASSET PURCHASE AGREEMENT

SELLERS

CELADON TRUCKING SERVICES, INC.:

By:	/s/ Paul Svindland
Name:	Paul Svindland
Title:	Chief Executive Officer

CELADON LOGISTICS SERVICES, INC.:

By:	/s/ Paul Svindland
Name:	Paul Svindland
Title:	Chief Executive Officer

HYNDMAN TRANSPORT LIMITED:

By:	/s/ Paul Svindland
Name:	Paul Svindland
Title:	Chief Executive Officer

CGI

CELADON GROUP, INC.:

By:	/s/ Paul Svindland
Name:	Paul Svindland
Title:	Chief Executive Officer

SIGNATURE PAGE TO ASSET PURCHASE AGREEMENT

Schedule	Description
1.01(a)	CTSI Purchased Assets
1.01(b)	CLSI Purchased Assets
1.01(c)	Hyndman Purchased Assets
1.03(c)	Assumed Liabilities
1.05(a)	Payoff Letters
1.05(c)	Seller Wire Instructions
1.07(a)(iii)	Lease Agreements
1.07(a)(iv)	Assignments and Subleases
1.07(a)(v)	Third-Party Consents
1.08(a)	Working Capital Schedule
2.01	Organization; Power and Authority
2.02(b)	Notice and Consents
2.02(c)	Governmental Consents
2.03(b)	Exceptions Financial Statements
2.04	Absence of Material Adverse Changes
2.05	Exceptions Condition of and Title to Assets
2.07(a)	Compliance with Legal Requirements
2.07(b)	Permits
2.08	Legal Proceedings; Orders
2.09(a)	Material Contracts
2.09(c)	Carrier Selection Guidelines
2.10(a)	Real Property
2.10(c)	Exceptions Real Property
2.11(a)	Employees
2.11(c)	Severance, Change-in-Control, or Similar Payments to Employees
2.11(d)	Exceptions Employees
2.13	Relationships with Related Persons
2.14(a)	Customers
2.14(b)	Carriers
2.15(a)	Accounts Receivable
2.15(b)	Accounts Payable
2.16	Insurance Policies
2.18	Seller Brokers
3.03	Buyer Brokers
4.01(a)	Exceptions Covenant Not to Compete
4.01(c)	Covenant Not to Compete - Seller’s 250 Customers and Suppliers
4.01(d)	Intermodal Customers
4.02	Employee Transition
6.01(o)	Permitted Liens

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